UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________________________________
 FORM 8-K
_______________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 9, 2021
__________________________________________________________________________
LIVENT CORPORATION
(Exact name of registrant as specified in its charter)
__________________________________________________________________________

Delaware	001-38694	82-4699376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 Walnut Street Philadelphia, Pennsylvania		19104
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 215-299-5900
__________________________________________________________________________

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTHM	New York Stock Exchange
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act.

☐

Item 8.01. Other Events.

Livent Corporation (“Livent” or "the Company") is filing this Current Report on Form 8-K to recast certain information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2021 (the “2020 Form 10-K”). The recast consolidated financial statements include the Company's consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of cash flows and consolidated statement of equity for the year ended December 31, 2020 and its consolidated balance sheet as of December 31, 2020. As recast, this financial information reflects Livent's retrospective early adoption, as of January 1, 2021, of a new accounting pronouncement described below.

As of January 1, 2021, Livent early adopted Accounting Standards Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity ("ASU 2020-06"). ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion model. As compared with current U.S. GAAP, when following ASU 2020-06, more convertible debt instruments will be reported as a single liability instrument and the interest rate of more convertible debt instruments will be closer to the coupon interest rate. The ASU 2020-06 also aligns the consistency of diluted Earnings Per Share ("EPS") calculations for convertible instruments by requiring that (1) an entity use the if-converted method and (2) share settlement be included in the diluted EPS calculation for both convertible instruments and equity contracts when those contracts include an option of cash settlement or share settlement. The ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Livent elected to early adopt ASU 2020-06 on January 1, 2021, using the full retrospective method.
Prior to adoption, under Accounting Standards Codification 470-20, Debt with Conversion and Other Options ("ASC 470-20"), the Company had separately accounted for the liability and equity components of its 4.125% Convertible Senior Notes Due 2025 (the "2025 Notes"), which may be settled entirely or partially in cash upon conversion, in a manner that reflected the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the 2025 Notes was that the equity component was required to be included in the additional paid-in capital section of stockholders’ equity on the consolidated balance sheet, and the value of the equity component was treated as original issue discount for purposes of accounting for the debt component of the 2025 Notes. As a result, prior to the adoption of ASU 2020-06, the Company was required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the 2025 Notes to their face amount over the term of the 2025 Notes. Because the Company intends to settle in cash the principal outstanding under its 2025 Notes, the Company previously could elect to use the treasury stock method when calculating their potential dilutive effect, if any. ASU 2020-06 now requires the Company to use the if-converted method for EPS. For the full retrospective method of adoption, the accounting change was recognized as an adjustment to the balance of retained earnings, additional paid-in capital, long-term debt and deferred income taxes in the consolidated balance sheet as of December 31, 2020, the year in which the 2025 Notes were issued. Interest expense, loss from operations before income taxes, income tax benefit, net loss and loss per share were also adjusted in the consolidated statement of operations for the year ended December 31, 2020. Noncash adjustments to reconcile net loss to cash provided by operating activities, including deferred income taxes and deferred financing fee amortization were also adjusted in the consolidated statement of cash flows for the year ended December 31, 2020.

The following information included in the 2020 Form 10-K has been changed or retrospectively adjusted from the previous presentation:

•Part II, Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations
•Part II, Item 8. Financial Statements and Supplementary Data

The recast consolidated financial information contained in the exhibit hereto does not represent a restatement of Livent’s previously issued consolidated financial statements that were included in the 2020 Form 10-K.
Except as specifically noted herein and in the attached exhibits, this Current Report on Form 8-K does not reflect events or developments that occurred after February 26, 2021, the date on which Livent filed the 2020 Form 10-K with the SEC, and does not modify or update the disclosures in any way other than as described above and set forth in the exhibits hereto. Without limiting the foregoing, this filing does not purport to update or amend the information contained in the 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring or known to management. More current information is contained in Livent’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 and other filings with the SEC. The information in this Current Report on Form 8-K should be read in conjunction with the 2020 Form 10-K. Revisions to the 2020 Form 10-K included in this Current Report on Form 8-K as noted above supersede the corresponding portions of the 2020 Form 10-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
23.1    Consent of KPMG LLP
99.1    Updates, where applicable, to Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Part II, Item 8. "Financial Statements and Supplementary Data" of the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021
101    Interactive Data File

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIVENT CORPORATION (Registrant)

By:	/s/ GILBERTO ANTONIAZZI
Gilberto Antoniazzi, Vice President and Chief Financial Officer
Date: June 9, 2021

EXHIBIT INDEX

Exhibit No.	Exhibit Description

23.1	Consent of KPMG LLP
99.1	Updates, where applicable, to Part II, Item 7. "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Item 8. "Financial Statements and Supplementary Data"
101	Interactive Data File

Exhibit 99.1

Page

PART II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations	7
Item 8. Financial Statements and Supplementary Data	19

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our financial statements and the related notes included elsewhere in this Form 10-K. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Form 10-K.
OVERVIEW
We are a pure-play, fully integrated lithium company, with a long, proven history of producing performance lithium compounds. Our primary products, namely battery-grade lithium hydroxide, lithium carbonate, butyllithium and high purity lithium metal are critical inputs used in various performance applications. Our strategy is to focus on supplying high performance lithium compounds to the rapidly growing EV and broader energy storage battery markets, while continuing to maintain our position as a leading global producer of butyllithium and high purity lithium metal. With extensive global capabilities, approximately 80 years of continuous production experience, applications and technical expertise and deep customer relationships, we believe we are well positioned to capitalize on the accelerating trend of electrification.
We produce lithium compounds for use in applications that have specific and constantly changing performance requirements, including battery-grade lithium hydroxide for use in high performance lithium-ion batteries. We believe the demand for our compounds will continue to grow as the electrification of transportation accelerates, and as the use of high nickel content cathode materials increases in the next generation of battery technology products. We also supply butyllithium, which is used in the production of polymers and pharmaceutical products, as well as a range of specialty lithium compounds including high purity lithium metal, which is used in the production of lightweight materials for aerospace applications and non-rechargeable batteries. It is in these applications that we have established a differentiated position in the market through our ability to consistently produce and deliver performance lithium compounds.
2020 Highlights
The following are the more significant developments in our business during the year ended December 31, 2020:
•Revenue of $288.2 million in 2020 decreased $100.2 million versus last year primarily due to lower average prices and lower sales volumes, largely as a result of COVID-19 reducing customer demand.
•Gross margin of $36.8 million in 2020 decreased $78.1 million versus the prior year primarily due to lower average prices, lower sales volumes and increased costs due to the financial impact of increased third-party lithium carbonate usage and incremental COVID-19 related costs to implement safety protocols.
•Adjusted EBITDA of $22.3 million decreased $77.5 million compared to the prior year amount of $99.8 million primarily due to lower average prices, lower sales volumes and increased costs due to the financial impact of increased third party lithium carbonate usage.
COVID-19 Impacts
Business and Operations
In 2020, the COVID-19 pandemic negatively impacted our business, operations and financial performance. Worldwide government efforts to contain the spread and mitigate the impact of COVID-19 continued. We still face operational challenges and uncertainties related to the unprecedented global COVID-19 pandemic. The emergency measures imposed and re-imposed by governments on businesses and individuals, including quarantines, travel restrictions, social distancing, closure of non-essential businesses and schools, work from home requirements, and shelter in place orders, among other measures have impacted and may further impact our workforce and operations, and those of our customers and suppliers. The severity of the impact on our business, financial condition and results of operations, continues to evolve and has been varied across geographic regions, and will be dependent on how long the pandemic continues, which is currently unknown. The disruptions and duration may be impacted by the actions that governments, businesses and individuals take in relation to the pandemic, more contagious variants of the virus, vaccine resistance and delays in vaccine distribution.
We have manufacturing operations in the U.S., Argentina, China, the United Kingdom, and India, general operations in Singapore, and sales offices in the U.S., China, the United Kingdom, India and Japan. All of these countries have been affected by the COVID-19 pandemic to varying degrees. They have adopted measures to contain it, and they may adopt even stricter measures in the future. In China, the government imposed shutdown orders and travel restrictions, among other measures, which have subsequently been reduced. In the U.S., the President declared a national emergency, which was followed by the imposition of restrictions by governors, mayors and public officials, including in Pennsylvania and North Carolina where we operate. The government of Argentina, where the Company’s primary lithium brine resource is located, enacted an emergency decree ordering a national mandatory quarantine requiring the temporary closure of the Company’s local brine operations for approximately two weeks. We expect government measures and restrictions globally to have a negative impact on demand for certain of our products and a negative impact on the operating cost and the efficient operation of our facilities, supply chains and logistics. We have already experienced disruptions and delays within our supply chain and logistics operations in China, Southeast Asia, Argentina and Europe. This includes problems at ports due to national quarantines, difficulties with scheduling cargo ships, additional warehouse costs due to shipment delays, and the restriction of movements by trucks within and between countries.
We have seen a slowdown in demand for certain of our products and global inventories remain elevated, which has had a downward pressure on prices for certain of our products. More customers are starting to protect their interests by diversifying among multiple suppliers. Some customers are hesitant to enter into longer term agreements while managing their own inventory levels in a more uncertain market environment, which further impacts prices adversely for certain of our products.
In the first quarter of 2020, because of the significant practical constraints resulting from actions being taken by authorities around the world in response to the COVID-19 pandemic, we elected to suspend all capital expansion work globally.  There can be no assurance of the timing for when capital expansion work will resume or that it will resume at all.  Any significant delay or a failure to resume this work could have an adverse effect on our business, financial condition and results of operations.
The material operational challenges that management and the Board of Directors are monitoring include the health and safety of our employees, geographic quarantines, travel restrictions, social distancing, closure of non-essential businesses and schools, work from home requirements, shelter in place orders, and the restriction of movements within and between countries.
Liquidity, Financial Resources, 2025 Notes Issuance and Revolving Credit Facility Amendments
Our working capital was impacted by the effects of the COVID-19 pandemic during 2020. We expect this to continue into 2021. The rapid and global spread of COVID-19 has resulted in the disruption and temporary shutdown of the businesses of certain of our customers, contract manufacturers and suppliers, and limits on access to the production facilities of our contract manufacturers and suppliers. Several of our customers, contract manufacturers and suppliers have experienced disruptions to their business due to the COVID-19 pandemic. Certain of our customers have canceled, postponed or delayed orders. To the extent that we are not able to reduce our incurrence of short-term obligations in proportion to the expected reduction in our cash flows, this would result in a further reduction in our working capital.
Our uses of cash were impacted by the effects of COVID-19 during 2020. We had an increased use of cash resulting from logistical supply disruptions, such as increased warehousing costs, higher sea shipping costs, and the use of air freight rather than cargo ships to meet more uncertain customer delivery deadlines. We also used cash to purchase additional personal protective equipment for our employees, such as masks and gloves, and for increased cleaning and disinfectant costs, wipes and hand sanitizer, additional medical personnel at our facilities, and increased personnel transportation costs due to social distancing guidelines.
On May 6, 2020, we entered into the First Amendment to the Credit Agreement with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. Among other things, the First Amendment increased our maximum net leverage ratio for the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020 from 3.5 to 6.0.
On June 25, 2020, we issued $225 million in aggregate principal amount of 4.125% Convertible Senior Notes due 2025 (the "2025 Notes") in a private offering. On July 7, 2020 we issued an additional $20.75 million of the 2025 Notes to the initial purchasers under the Over-Allotment Option. Total net proceeds received including Over-Allotment Option were $238.2 million. The Company used the net proceeds received to repay amounts outstanding under its Revolving Credit Facility. The 2025 Notes were issued under the International Capital Market Association's Green Bond framework and followed the Green Bond Principles.
On August 3, 2020, we entered into the Second Amendment with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. The Second Amendment amended the Credit Agreement, as previously amended by the First Amendment, to replace our maximum total net leverage ratio of 6.0 for the fiscal quarters ending September 30, 2020 and December 31, 2020 with a maximum first lien leverage ratio (as defined in the Credit Agreement) of 3.5. The maximum first lien leverage ratio of 3.5 will continue to apply for the fiscal quarter ended March 31, 2021 and for each fiscal quarter thereafter. The first lien leverage ratio as of any date is the ratio of financial covenant debt as of such date secured by a lien on any asset or property of Livent or its restricted subsidiaries on a pari passu or senior basis with the loans and commitments under the Credit Agreement, minus unrestricted cash and cash equivalents on our balance sheet as of such date, to Earnings Before Interest, Taxes, Depreciation and Amortization, as defined in the Credit Agreement, for the last four fiscal quarters ending on or before such date.
See Note 10 to our consolidated and combined financial statements included within this Form 10-K for details on the 2025 Notes, the First Amendment and the Second Amendment.

Corporate Efforts
We have responded to the COVID-19 pandemic in a number of ways. We assembled a Global Pandemic Response Team whose global members are taken from different functional areas, including Operations, Finance, Commercial, Legal, Human Resources and Health & Safety. The Global Pandemic Response Team meets on a regular basis, and provides reports to the Executive Leadership team. We have also assembled COVID-19 Response Teams at several of its regional locations, who have the responsibility to keep informed of local matters such as government policies and regulations. These Response Teams are helping to shape the Company’s policies in response to the COVID-19 pandemic.
We have also worked to identify potential new suppliers and logistics providers for its operations in case of further supply chain disruptions. This includes suppliers of chemicals and packaging, and air freight companies. We have altered global production schedules to meet changes in customer demand. Future efforts will continue along these lines and be dictated by the particulars of the COVID-19 pandemic. We continue to plan for a return to more normalized business operations once the COVID-19 pandemic subsides.
Health & Safety
We are working diligently to protect the health and well-being of its employees, customers and other key stakeholders. As an essential business under the rules of the governments in the countries where we operate, our plant personnel continue to remain on the job at their respective facilities. We have instituted numerous safety procedures to protect the health of these plant personnel. This includes temperature checks before an employee enters any one of our facilities, screening questions, the use of masks and gloves where appropriate, and social distancing measures. We are no longer permitting visitors to any of our facilities and all third-party contractors must undergo a vigorous screening process. All workers who can work from home have been requested to do so, and business travel has been substantially reduced. Communications relating to all of these policies and COVID-19 preventative measures are regularly distributed to our employees.
We base our health and safety protocols on the advice provided by the White House, the Centers for Disease Control, the World Health Organization, and the local government authorities in the countries and regions where it operates.
We have implemented the paid sick leave policies under the Families First Coronavirus Response Act. These policies are supplemented by our own paid sick and other leave policies. We have not experienced any material employee absences as a result of COVID-19. However, if a significant number of our employees at any one location were to require leave as a result of COVID-19, this could pose a risk to the continued operation of the particular facility and could potentially disrupt our broader operations.
There has been no large-scale rejection of our products by customers due to fears over the transmission of COVID-19 through our products.
Government Programs
We continue to evaluate government support and tax relief programs in the countries where it operates. This includes support grants, loans, tax deferrals, and tax credits. We deferred the deposit and payment of the employer’s share of social security taxes for the period March 27 through December 31, 2020, pursuant to the CARES Act in accordance with Internal Revenue Service regulations on this matter. In Argentina, we postponed employer contributions to an employee social fund for the month of March 2020. In China, we obtained a waiver of local social security contributions. In Singapore, we received certain wage subsidies for the period October 2019 through June 2020, and benefited from a property tax rebate that was partially passed through by the lessor of its rented space.
Overall, the impact of the COVID-19 pandemic is uncertain and continues to evolve, and therefore, we cannot predict the extent to which our business, results of operations, financial condition or liquidity will ultimately be impacted.
2021 Outlook
We expect higher volumes and slightly lower average pricing across our lithium products in 2021 versus the prior year. We also expect lower costs, driven in part by the reduced impact of third-party purchased lithium carbonate usage.

In this section, we discuss the results of our operations for the year ended December 31, 2020 compared to the year ended December 31, 2019. For a discussion of the year ended December 31, 2019 compared to the year ended December 31, 2018, please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2019.
Results of Operations — Years Ended December 31, 2020 and 2019

(in Millions)	Year Ended December 31,
	2020	2019
Revenue	$288.2	$388.4
Costs and expenses:
Costs of sales	251.4	273.5
Gross margin	36.8	114.9
Selling, general and administrative expenses	44.6	40.5
Research and development expenses	3.7	3.3
Restructuring and other charges	10.7	6.2
Separation-related costs	(1.1)	6.3
Total costs and expenses	309.3	329.8
(Loss)/income from operations before loss on debt extinguishment, equity in net loss of unconsolidated affiliate, interest expense, net and income taxes	(21.1)	58.6
Loss on debt extinguishment	0.1	—
Equity in net loss of unconsolidated affiliate	0.5	0.8
Interest expense, net	0.3	—
(Loss)/income from operations before income taxes	(22.0)	57.8
Income tax (benefit)/expense	(5.7)	7.6
Net (loss)/income	$(16.3)	$50.2

In addition to net income, as determined in accordance with U.S. GAAP, we evaluate operating performance using certain non-GAAP measures such as EBITDA, which we define as net income plus interest expense, net, income tax expense/(benefit), and depreciation and amortization, and Adjusted EBITDA, which we define as EBITDA adjusted for certain Argentina remeasurement losses/(gains), restructuring and other charges/(income), separation-related costs, COVID-19 related costs and other losses/(gains). Management believes the use of these non-GAAP measures allows management and investors to compare more easily the financial performance of its underlying business from period to period. The non-GAAP information provided may not be comparable to similar measures disclosed by other companies because of differing methods used by other companies in calculating EBITDA and Adjusted EBITDA. These measures should not be considered as a substitute for net income or other measures of performance or liquidity reported in accordance with U.S. GAAP. The following table reconciles EBITDA and Adjusted EBITDA from net income.

(in Millions)	Year Ended December 31,
	2020	2019
Net (loss)/income (GAAP)	$(16.3)	$50.2
Add back:
Income tax (benefit)/expense	(5.7)	7.6
Interest expense, net	0.3	—
Depreciation and amortization	25.0	20.9
EBITDA (Non-GAAP)	3.3	78.7
Add back:
Certain Argentina remeasurement losses (a)	6.6	7.9
Restructuring and other charges (b)	10.7	6.2
Separation-related costs (c)	(1.1)	6.3
COVID-19 related costs (d)	3.2	—
Loss on debt extinguishment (e)	0.1	—
Other loss (f)	(0.5)	0.7
Adjusted EBITDA (Non-GAAP)	$22.3	$99.8
____________________
(a)    Represents impact of currency fluctuations on tax assets and liabilities and on long-term monetary assets associated with our capital expansion as well as significant currency devaluations. The remeasurement gains/(losses) are included within "Cost of sales" in our consolidated statement of operations but are excluded from our calculation of Adjusted EBITDA because of: i.) their nature as income tax related; ii.) their association with long-term capital projects which will not be operational until future periods; or iii.) the severity of the devaluations and their immediate impact on our operations in the country.
(b)    We continually perform strategic reviews and assess the return on our business. This sometimes results in management changes or in a plan to restructure the operations of our business. As part of these restructuring plans, demolition costs and write-downs of long-lived assets may occur. Also includes legal fees related to IPO securities litigation, including a settlement accrual, net of insurance reimbursement, of $2.0 million as of December 31, 2020.
(c) Represents legal, professional, transaction related fees and other separation-related activity.
(d)    Represents incremental costs associated with the COVID-19 pandemic recorded in "Cost of sales" in the consolidated statement of operations, including but not limited to, incremental quarantine related absenteeism, incremental facility cleaning costs, pandemic related supplies and personal protective equipment for employees, among other costs; offset by economic relief provided by foreign governments.
(e)    Represents the partial write off of deferred financing costs for the temporary reduction in borrowing capacity related to the First Amendment excluded from our calculation of Adjusted EBITDA because the loss is nonrecurring.
(f)    Represents a portion of our nonrefundable prepaid research and development costs advanced to our unconsolidated affiliate in the fourth quarter 2019 and excluded from our calculation of Adjusted EBITDA in the same period because the costs represent research and development activities of the affiliate that had not occurred as of December 31, 2019. These costs were included with our calculation of Adjusted EBITDA for the twelve months ended December 31, 2020 when the costs were incurred at our unconsolidated affiliate.
Year Ended December 31, 2020 compared with Year Ended December 31, 2019
Revenue
Revenue of $288.2 million for 2020 decreased by $100.2 million versus 2019, primarily due to lower average prices and lower sales volumes, driven by a decrease in customer demand related to COVID-19.
Gross Margin
Gross margin of $36.8 million for 2020 decreased by $78.1 million versus 2019. The decrease in gross margin was primarily due to lower average prices, lower sales volumes and increased costs due to the financial impact of increased third-party lithium carbonate usage and incremental COVID-19 costs to implement safety protocols.
Selling, general and administrative expenses
Selling, general and administrative expenses of $44.6 million for 2020 increased by $4.1 million compared to 2019. The increase in selling, general and administrative expenses was primarily due to a nonrecurring $2.3 million employee bonus adjustment credit received from FMC in the prior year, an increase in mark-to-market loss on Livent common stock held in the Livent NQSP of $0.9 million and accelerated depreciation of $0.9 million due to the exit of our Shanghai office lease.

Restructuring and other charges
Restructuring and other charges were $10.7 million and $6.2 million for the years ended December 31, 2020 and 2019, respectively. 2020 costs include $6.2 million of severance-related costs compared to $3.5 million of severance-related costs in 2019. 2020 costs also include increased legal fees related to IPO securities litigation, including a settlement accrual, net of insurance reimbursement, of $2.0 million as of December 31, 2020 not incurred in the prior year. See Note 7 to our consolidated and combined financial statements of this Form 10-K for details.
Separation-related costs
Separation-related costs for 2020 decreased by $7.4 million compared to 2019. 2020 Separation-related costs consisted primarily of legal fees related to the Nemaska arrangement offset by a $2.0 million gain on the settlement of the Nemaska long-term supply agreement. See Note 15 to our consolidated and combined financial statements of this Form 10-K for details about the Nemaska settlement. We incurred less legal and professional fees associated with the IPO and other Separation-related activities in the current year. Higher prior year Separation-related costs primarily consisted of information technology infrastructure and software costs incurred by Livent as a standalone entity in preparation for the termination of the TSA.
Interest expense
Interest expense of $0.3 million for 2020 is noncash amortization of transaction costs related to the 2025 Notes which represents the excess interest over the amount of interest capitalized in accordance with U.S. GAAP for 2020. All of our interest was capitalized in 2019.
Income tax (benefit)/expense
Income tax benefit of $(5.7) million for the year ended December 31, 2020 and income tax expense of $7.6 million for the year ended December 31, 2019, resulted in effective tax rate of 25.9% and 13.1%, respectively. The decrease in provision for income taxes was primarily due to a reduction in income before taxes from $57.8 million for the year ended December 31, 2019 to loss before income taxes of $22.0 million for the year ended December 31, 2020. The decrease in provision for income taxes was partially offset by the tax impacts associated with fluctuations in foreign currency remeasurement in Argentina. Refer to Note 9 for further information.
Net (loss)/income
Net loss of $16.3 million for 2020, compared to net income of $50.2 million in 2019, a decrease of $66.5 million from 2019, was primarily due to lower average prices and lower sales volumes, driven by a decrease in customer demand related to COVID-19 and increased costs due to the financial impact of increased third-party lithium carbonate usage and incremental COVID-19 costs to implement safety protocols.

Liquidity and Capital Resources
Our prospective success in funding our cash needs will depend on the strength of the lithium market and our continued ability to generate cash from operations and raise capital from other sources. Our primary sources of cash are currently generated from operations and borrowings under our revolving credit facility.
Cash and cash equivalents at December 31, 2020 and December 31, 2019, were $11.6 million and $16.8 million, respectively. Of the cash and cash equivalents balance at December 31, 2020, $10.6 million was held by our foreign subsidiaries. The cash held by foreign subsidiaries for permanent reinvestment is generally used to finance the subsidiaries’ operating activities and future foreign investments. We have not provided additional income taxes for any additional outside basis differences inherent in our investments in subsidiaries because the investments are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal. We have concluded the Tax Act has not altered our assertion of identifying reinvested earnings. See Note 9 to the consolidated and combined financial statements included within this Form 10-K for more information.
2025 Notes
On June 25, 2020, we issued $225 million in aggregate principal amount of 4.125% Convertible Senior Notes due 2025 in a private offering. On July 7, 2020 we issued an additional $20.75 million of the 2025 Notes to the initial purchasers under the Over-Allotment Option. Total net proceeds received including Over-Allotment Option were $238.2 million. The Company used the net proceeds received to repay amounts outstanding under its Revolving Credit Facility. The 2025 Notes were issued under the International Capital Market Association's Green Bond framework and followed the Green Bond Principles. See Note 9 to the consolidated and combined financial statements included within this Form 10-K for more details on the 2025 Notes.
Revolving Credit Facility
On September 28, 2018, we entered into a credit agreement among us and all of our U.S. subsidiaries as borrowers (the “Borrowers”), certain of our wholly owned subsidiaries as guarantors, the lenders party thereto (the “Lenders”), Citibank, N.A., as administrative agent, and certain other financial institutions party thereto, as joint lead arrangers (the “Credit Agreement”). The Credit Agreement provides for a $400 million senior secured revolving credit facility, $50 million of which is available for the issuance of letters of credit for the account of the Borrowers, with an option, subject to certain conditions and limitations, to increase the aggregate amount of the revolving credit commitments to $600 million (the “Revolving Credit Facility”). The issuance of letters of credit and the proceeds of revolving credit loans made pursuant to the Revolving Credit Facility are available, and will be used, for general corporate purposes, including capital expenditures and permitted acquisitions, of the Borrowers and their subsidiaries. See Note 9 to the consolidated and combined financial statements included within this Form 10-K for more information.
Amounts under the Revolving Credit Facility may be borrowed, repaid and re-borrowed from time to time until the final maturity date of the Revolving Credit Facility, which will be the fifth anniversary of the Revolving Credit Facility’s effective date. Voluntary prepayments and commitment reductions under the Revolving Credit Facility are permitted at any time without any prepayment premium upon proper notice and subject to minimum dollar amounts.
Revolving loans under the Credit Agreement will bear interest at a floating rate, which will be either a base rate or a Eurocurrency borrowing plus applicable margin. Base rate borrowings are defined as the greatest of the rate of interest announced publicly by Citibank, N.A. in New York City from time to time as its “base rate”; the federal funds effective rate plus 0.5%; or a Eurodollar rate for a one-month interest period plus 1%. The Eurocurrency borrowing will be defined as a Eurodollar rate for one, two, three or six months. The applicable margins for the two types of loans are set by reference to Livent’s leverage ratio, calculated by dividing our debt by our cash flows. Both the debt and cash flows used in this calculation are terms defined in the Credit Agreement. Each Borrower on a joint and several basis is required to pay a commitment fee quarterly in arrears on the average daily unused amount of each Lender’s revolving credit commitment at a rate equal to an applicable percentage based on the leverage ratio, as determined in accordance with the provisions of the Credit Agreement. The applicable margin and the commitment fee are subject to adjustment as provided in the Credit Agreement.
The Borrowers’ domestic material subsidiaries (the “Guarantors”) will guarantee the obligations of the Borrowers under the Revolving Credit Facility. The obligations of the Borrowers and the Guarantors are secured by all of the present and future assets of the Borrowers and the Guarantors, including the Borrowers’ facility and real estate in Bessemer City, North Carolina, subject to certain exceptions and exclusions as set forth in the Credit Agreement and other security and collateral documents.
Amendments to our Revolving Credit Facility
On May 6, 2020, we entered into the First Amendment to the Credit Agreement (the "First Amendment") with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. Among other things, the First Amendment amended and restated the Original Credit Agreement to (i) increase our maximum net leverage ratio for the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020 from 3.5 to 6.0, (ii) put a cap of $325 million on our overall borrowings under the

Revolving Credit Facility until March 31, 2021, (iii) amend our negative covenant on indebtedness to permit unsecured indebtedness (including convertible debt) up to $350 million, (iv) amend our negative covenants on investments to permit additional investments in Minera del Altiplano S.A., our Argentine subsidiary, (v) restrict our ability to declare or pay cash dividends until March 31, 2021 and (vi) increase the applicable margin on our borrowings by 25 basis points, in each case as described in the First Amendment.
The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, including the amended and restated Credit Agreement attached thereto, which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.
On August 3, 2020, we entered into the Second Amendment with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. The Second Amendment amended the Credit Agreement, as previously amended by the First Amendment to replace our maximum total net leverage ratio of 6.0 for the fiscal quarters ending September 30, 2020 and December 31, 2020 with a maximum first lien leverage ratio (as defined in the Credit Agreement) of 3.5. The maximum first lien leverage ratio of 3.5 will continue to apply for the fiscal quarter ended March 31, 2021 and for each fiscal quarter thereafter. The first lien leverage ratio as of any date is the ratio of financial covenant debt as of such date secured by a lien on any asset or property of Livent or its restricted subsidiaries on a pari passu or senior basis with the loans and commitments under the Credit Agreement, minus unrestricted cash and cash equivalents on our balance sheet as of such date, to Earnings Before Interest, Taxes, Depreciation and Amortization, as defined in the Credit Agreement, for the last four fiscal quarters ending on or before such date.
The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment and the Credit Agreement, which Second Amendment is filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.
We had $281.4 million and $154.6 million debt outstanding as of December 31, 2020 and December 31, 2019, respectively. The Credit Agreement contains certain affirmative and negative covenants that are binding on the Borrowers and their subsidiaries, including, among others, restrictions (subject to exceptions and qualifications) on the ability of the Borrowers and their subsidiaries to create liens, to undertake fundamental changes, to incur debt, to sell or dispose of assets, to make investments, to make restricted payments such as dividends, distributions or equity repurchases, to change the nature of their businesses, to enter into transactions with affiliates and to enter into certain burdensome agreements. Among other restrictions, our Revolving Credit Facility contains financial covenants applicable to Livent and its consolidated subsidiaries related to leverage (measured as the ratio of debt to adjusted earnings) and interest coverage (measured as the ratio of adjusted earnings to interest expense). Our maximum allowable first lien leverage ratio is 3.5 as of December 31, 2020. Our minimum allowable interest coverage ratio is 3.5. We were in compliance with all covenants at December 31, 2020.
Statement of Cash Flows
Cash provided by operating activities was $6.3 million and $58.1 million for the years ended December 31, 2020 and 2019, respectively.
The decrease in cash provided by operating activities for 2020 as compared to the cash provided by operating activities for 2019 was primarily driven by lower net income and a decrease in our accounts payables, partially offset by increased collections of our trade receivables in and a $23.7 million payment in the first quarter of 2019 to FMC related to Separation matters.
Cash required by investing activities of operations was $131.1 million and $190.0 million for the years ended December 31, 2020 and 2019, respectively.
The decrease in cash required by investing activities for 2020 compared to 2019 is primarily due to the Company's election to suspend all capital expansion work globally in March 2020, resulting in decreased capital expenditures for production capacity of lithium carbonate and hydroxide.
Cash provided by financing activities was $119.1 million and $120.5 million for the years ended December 31, 2020 and 2019, respectively.
For the first half of 2020 and 2019, net cash proceeds for financing activities were provided primarily by net draws on our Revolving Credit Facility which were used for capital expenditures for production capacity of lithium carbonate and hydroxide. In the second half of 2020, the Company used the $238.2 million total net proceeds received for the 2025 Notes including Over-Allotment Option to repay amounts outstanding under its Revolving Credit Facility.

Other potential liquidity needs
We plan to meet our liquidity needs through available cash, cash generated from operations, borrowings under the committed Revolving Credit Facility, and other potential working capital financing strategies that may be available to us. At December 31, 2020, our remaining borrowing capacity under our Revolving Credit Facility, subject to meeting our debt covenants, was

$275.0 million, including letters of credit utilization. The First Amendment puts a cap of $325 million on our overall borrowings under the Revolving Credit Facility until March 31, 2021.
We expect COVID-19 pandemic uncertainties and lithium market challenges to continue in 2021. Our net leverage ratio may increase during the next 12 months as it will continue to be determined, in large part, by our ability to manage the timing and amount of our capital expenditures, which is within our control; achieve forecasted operating results and to pursue other working capital financing strategies that may be available to us, which is less certain and outside our control. In March 2020, because of the significant practical constraints resulting from actions being taken by authorities around the world in response to the COVID-19 pandemic, the Company elected to suspend all capital expansion work globally. Livent remains committed to its long-term expansion plans. The restart of its capital projects will be driven by improved pricing dynamics or firm long-term commitments from customers coupled with the absence of COVID-19 related restrictions.
The company remains focused on maintaining its financial flexibility and will continue to manage its cash flow and capital allocation decisions to navigate through this challenging environment.
We believe that our available cash and cash from operations, together with our borrowing availability under the Revolving Credit Facility and other potential working capital financing strategies that may be available to us, will provide adequate liquidity for the next 12 months. Access to capital and the availability of financing on acceptable terms in the future will be affected by many factors, including our credit rating, economic conditions, the COVID-19 pandemic and the overall liquidity of capital markets.

Contractual Obligations and Commercial Commitments
As of December 31, 2020, our total significant committed contracts that we believe will affect cash over the next five years and thereafter are as follows:

Contractual Commitments	Expected Cash Payments by Period
(in Millions)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Lease obligations	$2.0	$3.8	$3.6	$11.2	$20.6
Purchase obligations (1)	32.5	16.5	—	—	49.0
Principal payments on debt (2)	—	35.6	245.8	—	281.4
Total	$34.5	$55.9	$249.4	$11.2	$351.0
_________________
(1) Represents certain of our raw material commercial contract purchase obligations that are enforceable and legally binding requirements contracts with specified quantities, pricing and timing of transactions.
(2) Represents the balance, as of December 31, 2020, of the Company's Revolving Credit Facility which matures in 2023 and the 2025 Notes which mature in 2025.
See Note 15 to our consolidated and combined financial statements included in this Form 10-K for more information.

Climate Change
The potential physical impacts of climate change on our operations are highly uncertain, and are specific to the geographic circumstances of areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes may have a material adverse effect on our operations, including brine production and transportation of raw materials.
A number of governmental bodies have introduced or are contemplating legislative and regulatory change in response to the potential impacts of climate change. Such legislation or regulation, if enacted, potentially could include provisions for a “cap and trade” system of allowances and credits or a carbon tax, among other provisions. There is also a potential for climate change legislation and regulation to adversely impact the cost of purchased energy and electricity.
The growing concerns about climate change and related increasingly stringent regulations may provide us with new or expanded business opportunities. We provide solutions to companies pursuing alternative fuel products and technologies (such as renewable fuels, gas-to-liquids and others), emission control technologies (including mercury emissions), alternative transportation vehicles and lithium-ion battery technologies and other similar solutions. As demand for, and legislation mandating or incentivizing the use of, alternative fuel technologies that limit or eliminate greenhouse gas emissions increases, we will continue to monitor the market and offer solutions where we have appropriate technology.

Recently Issued and Adopted Accounting Pronouncements and Regulatory Items
See Note 3 "Recently Issued and Adopted Accounting Pronouncements and Regulatory Items" to our consolidated and combined financial statements included in this Form 10-K.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies
Our consolidated and combined financial statements are prepared in conformity with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. We have described our accounting policies in Note 2 "Principal Accounting Policies and Related Financial Information" to our consolidated and combined financial statements included in this Form 10-K. We have reviewed these accounting policies, identifying those that we believe to be critical to the preparation and understanding of our consolidated financial statements. We have reviewed these critical accounting policies with the Audit Committee of the Board of Directors. Critical accounting policies are central to our presentation of results of operations and financial condition in accordance with U.S. GAAP and require management to make estimates and judgments on certain matters. We base our estimates and judgments on historical experience, current conditions and other reasonable factors.
Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. The estimates used for, but not limited to, revenue recognition and the collectability of trade receivables, impairment and valuation of long-lived assets, and income taxes could be impacted. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this Form 10-K. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.
Revenue recognition and trade receivables
Sale of Goods
Revenue from product sales is recognized when (or as) we satisfy a performance obligation by transferring the promised goods to a customer, that is, when control of the good transfers to the customer. The customer is then invoiced at the agreed-upon price with payment terms generally ranging from 30 to 180 days.
In determining when the control of goods is transferred, we typically assess, among other things, the transfer of risk and title and the shipping terms of the contract. The transfer of title and risk typically occurs either upon shipment to the customer or upon receipt by the customer. As such, we typically recognize revenue when goods are shipped based on the relevant incoterm for the product order, or in some regions, when delivery to the customer’s requested destination has occurred. When we perform shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to delivery), they are considered fulfillment activities, and accordingly, the costs are accrued for when the related revenue is recognized. For FOB shipping point terms, revenue is recognized at the time of shipment since the customer gains control at this point in time.
We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from revenue in the consolidated and combined statements of operations. We record a liability until remitted to the respective taxing authority.
Variable Consideration
As a part of our customary business practice, we may offer sales incentives to our customers, such as volume discounts or rebates. Variable consideration given can differ by product. For all such contracts that include any variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Although determining the transaction price requires significant judgment, we have significant historical experience with incentives provided to customers and estimating the expected consideration considering historical patterns of incentive payouts. These estimates are re-assessed each reporting period as required.

In addition to the variable consideration described above, in certain instances, we may require our customers to meet certain volume thresholds within their contract term. We estimate what amount of variable consideration should be included in the transaction price at contract inception and continually reassess this estimation each reporting period to determine situations when the minimum volume thresholds will not be met. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In those circumstances, we apply the guidance on breakage and estimate the amount of the shortfall and recognize it over the remaining performance obligations in the contract.
Right of Return
We warrant to our customers that our products conform to mutually agreed product specifications. This offering is accounted for as a right of return and the transaction price is adjusted for an estimate of expected returns.
Contract Asset and Contract Liability Balances
We satisfy our obligations by transferring goods and services in exchange for consideration from customers. The timing of performance sometimes differs from the timing the associated consideration is received from the customer, thus resulting in the recognition of a contract liability. We recognize a contract liability if the customer’s payment of consideration is received prior to completion of our related performance obligation.
We periodically enter into prepayment arrangements with customers and receive advance payments for product to be delivered in future periods. These advance payments are recorded as deferred revenue and classified as “Advance payments from customers” on the consolidated balance sheet. Revenue associated with advance payments is recognized as shipments are made and title, ownership and control pass to the customer.
Trade Receivables
Trade receivables consist of amounts owed from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we use a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.
Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly.

Impairments and valuation of long-lived assets
Our long-lived assets primarily include property, plant and equipment and intangible assets. The Company has no goodwill or indefinite-lived intangible assets as of December 31, 2020.
We test for impairment whenever events or circumstances indicate that the net book value of our property, plant and equipment may not be recoverable from the estimated undiscounted expected future cash flows expected to result from their use and eventual disposition. In cases where the estimated undiscounted expected future cash flows are less than net book value, an impairment loss is recognized equal to the amount by which the net book value exceeds the estimated fair value of assets, which is based on discounted cash flows at the lowest level determinable. The estimated cash flows reflect our assumptions about selling prices, volumes, costs and market conditions over a reasonable period of time.
Income taxes
We have recorded a valuation allowance to reduce deferred tax assets in certain jurisdictions to the amount that we believe is more likely than not to be realized. In assessing the need for this allowance, we have considered a number of factors including future taxable income, the jurisdictions in which such income is earned and our ongoing tax planning strategies. In the event that we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Similarly, should we conclude that we would be able to realize certain deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made.
Additionally, we file income tax returns in the United States and various state and foreign jurisdictions, as part of a FMC legal entity for the period ended February 28, 2019. Certain income tax returns for FMC entities taxable in the U.S. and significant foreign jurisdictions are open for examination and adjustment. We assess our income tax positions and record a liability for all years open to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.

For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. We adjust these liabilities, if necessary, upon the completion of tax audits or changes in tax law.
See Note 9 to our consolidated and combined financial statements included in this Form 10-K for additional discussion surrounding income taxes.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

LIVENT CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in Millions, Except Per Share Data)	Year Ended December 31,
	2020 (1)	2019	2018
Revenue	$288.2	$388.4	$442.5
Costs and expenses:
Costs of sales	251.4	273.5	236.2
Gross margin	36.8	114.9	206.3
Selling, general and administrative expenses	44.6	40.5	21.1
Corporate allocations	—	—	15.7
Research and development expenses	3.7	3.3	3.8
Restructuring and other charges	10.7	6.2	2.6
Separation-related costs	(1.1)	6.3	9.3
Total costs and expenses	309.3	329.8	288.7
(Loss)/income from operations before loss on debt extinguishment, equity in net loss of unconsolidated affiliate, non-operating pension benefit charges, interest expense, net and income taxes	(21.1)	58.6	153.8
Loss on debt extinguishment	0.1	—	—
Equity in net loss of unconsolidated affiliate	0.5	0.8	—
Non-operating pension benefit charges	—	—	(0.2)
Interest expense, net	0.3	—	0.3
(Loss)/income from operations before income taxes	(22.0)	57.8	153.7
Income tax (benefit)/expense	(5.7)	7.6	27.1
Net (loss)/income	$(16.3)	$50.2	$126.6
Net (loss)/income per weighted average share - basic	$(0.11)	$0.34	$0.99
Net (loss)/income per weighted average share - diluted	$(0.11)	$0.34	$0.99
Weighted average common shares outstanding - basic (2)	146.2	146.0	127.7
Weighted average common shares outstanding - diluted (2)	146.2	146.4	127.7
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.For 2018 through the completion of the public offering on October 15, 2018, the weighted average shares outstanding for both basic and diluted earnings per share were calculated using 123 million shares of common stock outstanding, which was the number of shares issued to FMC in part in exchange for the asset contribution by FMC to us. Weighted average shares outstanding for all periods prior to the completion of the public offering on October 15, 2018 excludes the 23 million shares of common stock subsequently issued as part of the public offering and over-allotment option exercise. Refer to the discussion in Note 2 for further details.

The accompanying notes are an integral part of these consolidated and combined financial statements.

LIVENT CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(in Millions)	Year Ended December 31,
	2020 (1)	2019	2018
Net (loss)/income	$(16.3)	$50.2	$126.6
Other comprehensive income/(loss), net of tax:
Foreign currency adjustments:
Foreign currency translation gain/(loss) arising during the period	3.9	(0.3)	(2.4)
Total foreign currency translation adjustments (2)	3.9	(0.3)	(2.4)
Derivative instruments:
Unrealized hedging losses, net of tax of zero, zero and $0.1	—	—	(1.2)
Reclassification of deferred hedging losses included in net income, net of tax zero,$(0.1) and zero (3)	—	1.2	—
Total derivative instruments, net of tax of zero, $(0.1) and $0.1	—	1.2	(1.2)
Other comprehensive income/(loss), net of tax	3.9	0.9	(3.6)
Comprehensive (loss)/income	$(12.4)	$51.1	$123.0
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.Income taxes are not provided on the equity in undistributed earnings of our foreign subsidiaries since it is our intention that such earnings will remain invested in those affiliates indefinitely.
3.For more detail on the components of these reclassifications and the affected line item in the consolidated and combined statements of operations, see Note 12 within these consolidated and combined financial statements.

The accompanying notes are an integral part of these consolidated and combined financial statements.

LIVENT CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
(in Millions, Except Share and Par Value Data)	2020 (1)	2019
ASSETS
Current assets
Cash and cash equivalents	$11.6	$16.8
Trade receivables, net of allowance of approximately $0.4 in 2020 and $0.3 in 2019	76.3	90.0
Inventories, net	105.6	113.4
Prepaid and other current assets	56.3	51.8
Total current assets	249.8	272.0
Investments	23.8	2.2
Property, plant and equipment, net of accumulated depreciation of $222.4 in 2020 and $202.2 in 2019	545.3	468.8
Deferred income taxes	13.4	8.2
Right of use assets - operating leases, net	16.1	16.9
Other assets	88.4	91.5
Total assets	$936.8	$859.6
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, trade and other	$43.9	$83.1
Accrued customer rebates	0.3	—
Accrued and other liabilities	36.7	36.4
Operating lease liabilities - current	1.4	2.1
Income taxes	—	0.9
Total current liabilities	82.3	122.5
Long-term debt	274.6	154.6
Operating lease liabilities - long-term	14.8	15.4
Environmental liabilities	6.1	6.4
Deferred income taxes	5.6	6.7
Other long-term liabilities	17.2	10.0
Commitments and contingent liabilities (Note 15)	—	—
Total current and long-term liabilities	400.6	315.6
Equity
Common stock; $0.001 par value; 2 billion shares authorized; in 2018; 146,461,249 and 146,085,696 shares issued; 146,361,981 and 145,981,684 outstanding at December 31, 2020 and 2019, respectively	0.1	0.1
Capital in excess of par value of common stock	520.9	516.4
Retained earnings	60.3	76.6
Accumulated other comprehensive loss	(44.4)	(48.3)
Treasury stock, common, at cost; 99,268 and 104,012 shares at December 31, 2020 and 2019, respectively	(0.7)	(0.8)
Total equity	536.2	544.0
Total liabilities and equity	$936.8	$859.6
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

The accompanying notes are an integral part of these consolidated and combined financial statements.

LIVENT CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in Millions)	Year Ended December 31,
	2020 (1)	2019	2018
Cash provided by operating activities:
Net (loss)/income	$(16.3)	$50.2	$126.6
Adjustments to reconcile net (loss)/income to cash provided by operating activities:
Depreciation and amortization	25.0	20.9	17.8
Restructuring and other charges	3.3	2.1	2.6
Separation-related charges	(0.3)	0.9	—
Deferred income taxes	(6.3)	(0.9)	(3.1)
Pension and other postretirement benefits	—	—	0.5
Share-based compensation	4.1	4.3	4.4
Change in investments in trust fund securities	1.0	0.1	—
Equity method investments gain/loss	0.5	—	—
Loss on debt extinguishment	0.1	—	—
Deferred financing fee amortization	0.7	—	—
Loss on asset disposal	0.6	—	—
Changes in operating assets and liabilities:
Trade receivables, net	15.3	51.4	(20.8)
Changes in deferred compensation	0.7	0.6	—
Inventories	10.1	(40.6)	(24.2)
Accounts payable, trade and other	(39.8)	10.8	13.8
Income taxes	(0.9)	(0.7)	(5.1)
Change in due to related party	—	(23.7)	23.7
Change in prepaid and other current assets and other assets	(9.9)	(2.7)	(31.8)
Change in accrued and other current and long-term liabilities	18.4	(14.6)	(12.4)
Cash provided by operating activities	$6.3	$58.1	$92.0
Cash required by investing activities:
Capital expenditures (2)	(124.0)	(184.3)	(73.6)
Investments in rabbi trust fund securities	(0.6)	(0.4)	—
Proceeds from settlement of long-term supply agreement	10.0	—	—
Investments in unconsolidated affiliate	(15.0)	(0.8)	—
Other investing activities	(1.5)	(4.5)	(4.8)
Cash required by investing activities	$(131.1)	$(190.0)	$(78.4)
Cash provided by financing activities:
Proceeds from Revolving Credit Facility	175.5	232.0	34.0
Repayments of long Revolving Credit Facility	(294.6)	(111.4)	—
Proceeds from 2025 Notes	245.8	—	—
Payments of financing fees	(8.4)	(0.1)	—
Proceeds from issuance of common stock	0.8	—	—
Proceeds from IPO, net of fees	—	—	368.7
Distribution payment to FMC	—	—	(365.7)
Net change in net parent investment	—	—	(24.0)
Cash provided by financing activities	$119.1	$120.5	$13.0
Effect of exchange rate changes on cash and cash equivalents	0.5	(0.1)	0.5
(Decrease)/increase in cash and cash equivalents	(5.2)	(11.5)	27.1
Cash and cash equivalents, beginning of period	16.8	28.3	1.2
Cash and cash equivalents, end of period	$11.6	$16.8	$28.3

	Year Ended December 31,
Supplemental disclosure for cash flow:	2020	2019	2018
Cash payments for income taxes, net of refunds (3)	$2.6	$38.5	$18.4
Cash payments for interest, net (2)	$5.6	$4.3	$0.3
Cash payments for Restructuring and other charges	$7.4	$4.1	$1.2
Cash (receipts)/payments for Separation-related charges (4)	$(0.8)	$9.9	$7.3
Accrued capital expenditures	$15.1	$34.0	$3.6
Operating lease right-of-use assets and lease liabilities recorded for ASC 842	$0.8	$16.1	$—
Accrued investment in unconsolidated affiliate	$6.3	$—	$—
__________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.For the twelve months ended December 31, 2020 $12.0 million of interest was capitalized. All of the interest related to our Revolving Credit Facility was capitalized for the year ended December 31, 2019.
3.The year ended December 31, 2020 includes refunds of $1.6 million and $1.9 million from FMC related to the Company's 2019 and 2018 federal income tax returns, respectively.
4.The year ended December 31, 2020 includes $2.0 million gain on settlement of long term supply agreement. The year ended December 31, 2019 includes $4.6 million paid to FMC related to the Separation steps.

The accompanying notes are an integral part of these consolidated and combined financial statements.

LIVENT CORPORATION
CONSOLIDATED AND COMBINED STATEMENTS OF EQUITY

(in Millions, Except Per Share Data)	Net Parent Investment	Common Stock, $0.001 Per Share Par Value	Capital In Excess of Par	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total
Balance December 31, 2017	$432.2	$—	$—	$—	$(45.6)	$—	$386.6
Net income	100.2	—	—	26.4	—	—	126.6
Stock compensation plans	—	—	1.0	—	—	—	1.0
Unrealized hedging losses, net of $0.1 income tax	—	—	—	—	(1.2)	—	(1.2)
Foreign currency translation adjustments	—	—	—	—	(2.4)	—	(2.4)
Net change in parent investment	(24.0)	—	—	—	—	—	(24.0)
Issuance of common stock - IPO, net of fees	—	—	368.7	—	—	—	368.7
Distribution to FMC	(365.7)	—	—	—	—	—	(365.7)
Issuance of common stock to FMC in connection with the Separation and reclassification of Net parent investment	(142.7)	0.1	142.6	—	—	—	—
Balance December 31, 2018	$—	$0.1	$512.3	$26.4	$(49.2)	$—	$489.6
Net income		—	—	50.2	—	—	50.2
Stock compensation plans	—	—	5.7	—	—	—	5.7
Reclassification of deferred hedging losses, net of $0.1 income tax	—	—	—	—	1.2	—	1.2
Foreign currency translation adjustments	—	—	—	—	(0.3)	—	(0.3)
Separation related adjustments	—	—	(1.6)	—	—	—	(1.6)
Purchases of treasury stock - deferred compensation plan	—	—	—	—	—	(0.8)	(0.8)
Balance December 31, 2019	$—	$0.1	$516.4	$76.6	$(48.3)	$(0.8)	$544.0
Net loss	—	—	—	(16.3)	—	—	(16.3)
Stock compensation plans	—	—	4.4	—	—	—	4.4
Shares withheld for taxes - common stock issuances	—	—	(0.7)	—	—	—	(0.7)
Foreign currency translation adjustments	—	—	—	—	3.9	—	3.9
Exercise of stock options	—	—	0.8	—	—	—	0.8
Net sales of treasury stock - deferred compensation plan	—	—	—	—	—	0.1	0.1
Balance December 31, 2020 (1)	$—	$0.1	$520.9	$60.3	$(44.4)	$(0.7)	$536.2

____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

The accompanying notes are an integral part of these consolidated and combined financial statements.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Note 1: Description of the Business
Background and Nature of Operations
Livent Corporation ("Livent", "we", "us", "Company" or "our"), manufactures lithium for use in a wide range of lithium products, which are used primarily in lithium-based batteries, specialty polymers, and chemical synthesis applications. We serve a diverse group of markets. Our product offerings are primarily inorganic and generally have few cost-effective substitutes. A major growth driver for lithium in the future will be the rate of adoption of electric vehicles.
Most markets for lithium chemicals are global with significant growth occurring both in Asia and North America, primarily driven by the development and manufacture of lithium-ion batteries. We are one of the primary producers of performance lithium compounds.
The Separation
On March 31, 2017, our parent, FMC Corporation ("Parent" or "FMC") publicly announced a plan to separate Livent into a publicly traded company (the “Separation”). Prior to the completion of the initial public offering ("IPO") on October 15, 2018 (the "Separation Date"), we were a wholly owned subsidiary of FMC, and all of our outstanding shares of common stock were owned by FMC. Following a series of restructuring steps, on October 1, 2018, prior to the IPO of Livent common stock, FMC transferred to us substantially all of the assets and liabilities of its lithium business (the “Lithium Business”). In exchange, we issued to FMC all 123 million shares of our common stock.
On October 15, 2018 (the "Separation Date"), we completed the IPO and sold 20 million shares of Livent common stock to the public at a price of $17.00 per share. On November 8, 2018, the underwriters exercised, in full, their option (the "Over-allotment Option Exercise") to purchase an additional 3 million shares of our common stock, the closing of which was completed on November 13, 2018. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LTHM.”
Net proceeds from the sale of 23 million shares of our common stock issued in connection with the IPO and Over-allotment Option Exercise were approximately $369 million, after deducting underwriting discounts and commissions. The net proceeds from the offering, after payment of financing fees and other IPO related costs, were subsequently distributed to FMC. Immediately following the IPO and Over-allotment Option Exercise, FMC owned approximately 84% of our outstanding common stock. Accordingly, we were considered a “controlled company” under the NYSE rules.
In connection with the Separation and completion of the IPO, we entered into certain agreements with FMC that govern various relationships between the parties. These agreements include a separation and distribution agreement, a transition services agreement, a shareholders’ agreement, a tax matters agreement, a registration rights agreement, an employee matters agreement and a trademark license agreement.
Pursuant to U.S. GAAP, costs incurred associated with separation activities are expensed as incurred. For the Livent Separation, these costs primarily consist of legal, accounting, professional advisory and other transaction fees associated with the preparation and execution of separation activities. Livent generally expects to continue to incur such separation related costs up to one year from the Separation Date or until such time an orderly separation and transition of various functions and processes is in place.
The Distribution
On March 1, 2019, FMC completed its previously announced spin-off distribution of 123 million shares of common stock of Livent as a pro rata dividend on shares of FMC common stock outstanding at the close of business on the record date of February 25, 2019 (the “Distribution”). Each share of FMC common stock received 0.935301 shares of Livent common stock in the Distribution. Immediately prior to the Distribution, FMC owned 123 million shares of Livent common stock, representing approximately 84% of the outstanding shares of Livent common stock. Effective upon the Distribution, we became an independent company and FMC no longer owns any shares of Livent common stock.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 2: Principal Accounting Policies and Related Financial Information
Basis of presentation. The accompanying consolidated and combined financial statements of Livent include the historical accounts of the FMC Lithium segment ("Lithium Business") of FMC, a publicly traded company incorporated in Delaware (United States).
Principles of consolidation and combination. For all periods prior to the Separation, our combined financial statements were derived from FMC's consolidated financial statements and accounting records where the Lithium Business was a division of FMC. These combined financial statements were prepared in accordance with U.S. GAAP and reflect the historical basis and carrying values established when the Company was part of FMC. The accompanying combined financial statements include the operations, financial position, and cash flows of Livent, as carved out from the historical consolidated financial statements of FMC using both specific identification and the allocation methodologies described below. Transactions between the Lithium Business and FMC and its subsidiaries are reflected in the consolidated balance sheets as “Capital in excess of par value of common stock” and in the consolidated and combined statements of cash flows as a financing activity in “Net change in net parent investment.” We believe the assumptions underlying the consolidated and combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Livent. However, the pre-Separation financial statements and activities do not purport to reflect what the results of operations, comprehensive income/(loss), financial position, equity or cash flows would have been had we operated as an independent public company during the periods presented.
•The pre-Separation period in the consolidated and combined statement of operations for year ended December 31, 2018 reflect the direct, indirect and allocated costs for various corporate function services historically provided by FMC, such as information technology, compensation and benefits, human resources, engineering, finance and internal audit. These allocations are based on either a specific identification basis or, when specific identification is not practical, proportional allocation methods (e.g., using third-party sales, headcount, etc.), depending on the nature of the services. Actual costs that would have been incurred if Livent had been a standalone company would depend on multiple factors, including organizational structure and strategic decisions in various areas such as information technology and infrastructure.
•Net parent investment represents FMC’s historical investment in us, our accumulated net earnings after taxes and the net effect of transactions with and allocations from FMC.
For the pre-Separation period in the consolidated and combined statement of operations for year ended December 31, 2018, Livent functioned as part of the larger group of businesses controlled by FMC and, accordingly, utilized centralized functions, such as facilities and information technology of FMC to support its operations. Accordingly, a portion of the shared service costs were historically allocated to Livent. FMC also performed certain corporate functions for Livent. The corporate expenses related to Livent have been allocated from FMC. These allocated costs are primarily related to certain governance and corporate functions such as finance, internal audit, treasury, tax, human resources benefits and compensation, legal, investor relations, and certain other costs. Where it is possible to specifically attribute such expenses to activities of Livent, these amounts have been charged or credited directly to Livent without allocation or apportionment. Allocation of other such expenses is based on a reasonable reflection of the utilization of the service provided to or benefits received by Livent during the periods presented on a consistent basis, such as, but not limited to, a relative percentage of headcount, tangible assets, third-party sales, cost of goods sold or segment operating profit, defined by FMC as segment revenue less operating expenses. The aggregate costs allocated for these functions to Livent are included in “Corporate allocations” within the consolidated and combined statements of operations and are shown in detail within the following table.

Year Ended December 31,
(in Millions)	2018 (5)
Livent shared service costs (1)	$4.6
FMC Corporate shared service costs allocated to Livent (2)	1.9
Stock compensation expense (3)	2.7
FMC Corporate expense allocation (4)	6.5
Total Corporate allocations	$15.7

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

____________________
1.Represents Livent’s portion of shared service costs historically allocated to Livent through the October 15, 2018 Separation Date. Does not include $6.4 million of shared service costs historically allocated to and recorded within “Cost of sales” on the consolidated and combined statements of operations.
2.Amounts represent the FMC's Corporate shared service cost allocated to Livent.
3.Stock compensation expense represents the allocation of the FMC’s Corporate stock compensation expense and the costs specifically identifiable to Livent employees. These amounts exclude the previously allocated portion included within Livent's shared service costs of $0.6 million.
4.Represents the additional costs of the centralized functions of FMC allocated to Livent.
5.Includes Corporate allocations through the Separation Date. Expenses were not allocated to Livent from FMC subsequent to the Separation Date. Costs incurred under the TSA subsequent to the Separation Date are direct charges to our consolidated and combined statements of operations.
Subsequent to the Separation, the accompanying consolidated financial statements are presented on a consolidated basis and include all of the accounts and operations of Livent and its majority-owned subsidiaries. The financial statements reflect the financial position, results of operations and cash flows of Livent in accordance with U.S. GAAP. All significant intercompany accounts and transactions are eliminated in consolidation.
Earnings per share. The weighted average common shares outstanding for both basic and diluted earnings per share for all pre-Separation periods presented was calculated, in accordance with ASC 260, Earnings Per Share (ASC 260), using 123 million shares of common stock outstanding, which reflects the number of shares held by FMC prior to the IPO.
In connection with our IPO, we issued 20 million shares of our common stock to the public at a public offering price of $17.00 per share. The IPO closed on October 15, 2018. On November 13, 2018, the Company closed on the sale of an additional 3 million shares of its common stock pursuant to the Over-allotment Option Exercise. In accordance with ASC 260, the 23 million shares issued in connection with the IPO and Over-allotment Option Exercise are included in earnings per share calculations for periods subsequent to the closing of the IPO and Over-allotment Option Exercise and are not included in the earnings per share calculations for periods prior to the closing of the IPO. See Note 13 for further information regarding earnings per share.
Estimates and assumptions. In preparing the financial statements in conformity with U.S. GAAP we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results are likely to differ from those estimates, but we do not believe such differences will materially affect our financial position, results of operations or cash flows.
Due to the current coronavirus ("COVID-19") pandemic, there has been uncertainty and disruption in the global economy and financial markets. The estimates used for, but not limited to, the collectability of trade receivables, fair value of long-lived assets, income taxes, inventory valuation and fair value of financial instruments could be impacted. We have assessed the impact and are not aware of any specific events or circumstances that required an update to our estimates and assumptions or materially affected the carrying value of our assets or liabilities as of the date of issuance of this Annual Report on Form 10-K. These estimates may change as new events occur and additional information is obtained. Actual results could differ materially from these estimates under different assumptions or conditions.
Cash equivalents. We consider investments in all liquid debt instruments with original maturities of three months or less to be cash equivalents.
Trade receivables, net of allowance. Trade receivables consist of amounts owed to us from customer sales and are recorded when revenue is recognized. The allowance for trade receivables represents our best estimate of the probable losses associated with potential customer defaults. In developing our allowance for trade receivables, we use a two stage process which includes calculating a general formula to develop an allowance to appropriately address the uncertainty surrounding collection risk of our entire portfolio and specific allowances for customers where the risk of collection has been reasonably identified either due to liquidity constraints or disputes over contractual terms and conditions.
Our method of calculating the general formula consists of estimating the recoverability of trade receivables based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors. Our analysis of trade receivable collection risk is performed quarterly, and the allowance is adjusted accordingly. The allowance for trade receivable was $0.4 million and $0.3 million as of December 31, 2020 and 2019,

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

respectively. The provision to the allowance for receivables charged against operations was $0.4 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.
Inventories. Inventories are stated at the lower of cost or market value. Inventory costs include those costs directly attributable to products before sale, including all manufacturing overhead but excluding distribution costs. All inventories are determined on a first-in, first-out (“FIFO”) basis.
Property, plant and equipment. We record property, plant and equipment, including capitalized interest, at cost. We recognize acquired property, plant and equipment, from acquisitions at its estimated fair value. Depreciation is provided principally on a straight-line basis over the estimated useful lives of the assets. The major classifications of property, equipment and software, including their respective expected useful lives, consisted of the following:

Asset type	Useful Life
Land	—
Land improvements	20 years
Buildings	20-40 years
Machinery and Equipment	3-18 years
Software	3-10 years
Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized. Ordinary repairs and maintenance are expensed as incurred through operating expense.
Capitalized interest. For the years ended December 31, 2020, 2019 and 2018 we capitalized interest expense of $12.0 million, $5.7 million and $0.2 million, respectively. These costs were associated with the construction of certain long-lived assets and have been capitalized as part of the cost of those assets. We amortize capitalized interest over the estimated useful lives of the assets.
Impairments of long-lived assets. We review the recoverability of the net book value of long-lived assets whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, we recognize an impairment loss equal to an amount by which the net book value exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There were no significant impairments during the three years ended December 31, 2020.
Asset retirement obligations. We record asset retirement obligations (“AROs”) at fair value at the time the liability is incurred if we can reasonably estimate the settlement date. The associated AROs are capitalized as part of the carrying amount of related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. We also adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, we either settle the obligation for its recorded amount or incur a gain or loss.
We have mining operations and legal reclamation obligations related to our facilities upon closure of the mines. The AROs primarily relate to post-closure reclamation of brine wells and sites involved in the surface mining and manufacturing of lithium in Argentina. Also, we have obligations at certain of our manufacturing facilities and offices in the event of permanent plant shutdown.
The carrying amounts for the AROs for the years ended December 31, 2020 and 2019 are $0.3 million and $0.2 million, respectively. These amounts are included in "Other long-term liabilities" on the consolidated balance sheets.
Deferred compensation plan. FMC has a deferred compensation plan, in which highly compensated Lithium Business employees were eligible to participate prior to the IPO. In 2019, all existing account balances of Livent employee participants under the FMC deferred compensation plan were transferred to the Livent Non-qualified Saving Plan ("Livent NQSP") deferred compensation plan. We have established a trust fund administered by a third party to provide funding for benefits payable under the Livent NQSP to which highly compensated Livent employees can elect to defer part of their compensation. The assets held in the trust consist of money market investments, a managed portfolio of equity securities and Livent common stock. For each reporting period, the Company records a net mark-to-market adjustment to Selling, general and administrative expense in our

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

consolidated statements of operations for the investments in the trust fund and the corresponding obligation to participants in the Livent NQSP. The money market investments and equity securities assets are included in Other assets in the accompanying consolidated balance sheets. The investments in Livent common stock under the Livent NQSP are included in Treasury stock on our consolidated balance sheets. The deferred compensation obligation to participants is included in Other long-term liabilities on our consolidated balance sheets. See Note 14 and Note 16 for additional details on the Livent NQSP deferred compensation plan.
4.125% Convertible Senior Notes due 2025 (the “2025 Notes”). We account for our 2025 Notes under Accounting Standards Codification 470-20, Debt with Conversion and Other Options. See Note 3 and Note 10 for details.
Financial instruments. Our financial instruments are trade receivables, trade payables, investments held in trust fund, and derivatives. Trade receivables and trade payables are recorded at cost, which approximates fair value due to the short-term nature of the instruments. Investments held in trust are for the Livent NQSP as discussed in "Deferred compensation plan" subsection above. Prior to the Separation, FMC entered into derivative contracts on Livent's behalf to hedge exposures at the corporate level. Prior to the Separation, these activities represented activities managed at the corporate level and were not specific to our business; the associated assets or liabilities related to these transactions were not included in the consolidated balance sheets, but the gains or losses associated with these transactions were included in the consolidated and combined statements of operations as these costs are deemed costs incurred to run our business. Subsequent to the Separation, Livent entered into derivative contracts to hedge exposures and the associated assets or liabilities were recorded in our consolidated balance sheets and the gains or losses associated with these transactions were included in the consolidated and combined statements of operations.
Equity method investments. Livent has entered into agreements with The Pallinghurst Group relating to Quebec Lithium Partners ("QLP"), a joint venture owned equally by The Pallinghurst Group and Livent, and the conduct of certain business operations and oversight previously conducted by Nemaska Lithium Inc. The Company accounts for the investment in QLP as an equity method investment included in Investments in our consolidated balance sheets. See Note 15 for details.
Leases. We adopted ASC 842 and elected the modified retrospective transition method which required an application date of January 1, 2019. Under the modified retrospective transition method, all prior period disclosures continue to be in accordance with ASC 840.
The Company determines if an arrangement is a lease at the inception of the contract. Our operating leases are included in Operating lease right-of-use ("ROU") assets, Operating lease liabilities - current, and Operating lease liabilities - long term in the consolidated balance sheets. The operating lease ROU assets and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit interest rate, we utilize an estimated incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. In determining the discount rate used in the present value calculation, the Company has elected to apply the portfolio approach for leases provided the leases commenced at or around the same time. This election allows the Company to account for leases at a portfolio level provided that the resulting accounting at this level would not differ materially from the accounting at the individual lease level. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.
The Company has elected not to separate lease and non-lease components and accounts for each separate lease component and non-lease component associated with that lease component as a single lease component. Operating lease ROU assets include all contractual lease payments and initial direct costs incurred less any lease incentives. Facility leases generally only contain lease expense and non-component items such as taxes and pass through charges. Additionally, we have elected not to apply the recognition requirements of ASC 842 to leases which have a lease term of less than one year at the commencement date.
Most of the Company's leases for corporate facilities contain terms for renewal and extension of the lease agreement. The exercise of lease renewal options is generally at the Company’s sole discretion. The Company includes the lease extensions when it is reasonably certain we will exercise the extension. The Company’s lease agreements do not contain any material variable lease payments, material residual value guarantees or any material restrictive covenants. We currently do not have any finance leases. See Note 15 for information on related disclosures regarding leases.
Restructuring and other charges. We continually perform strategic reviews and assess the return on our businesses. This sometimes results in a plan to restructure the operations of our business. We record an accrual for severance and other exit costs under the provisions of the relevant accounting guidance.
Additionally, as part of these restructuring plans, write-downs of long-lived assets may occur. Two types of assets are impacted: assets to be disposed of by sale and assets to be abandoned. Assets to be disposed of by sale are measured at the lower of

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

carrying amount or estimated net proceeds from the sale. Assets to be abandoned with no remaining future service potential are written down to amounts expected to be recovered. The useful life of assets to be abandoned that have a remaining future service potential are adjusted and depreciation is recorded over the adjusted useful life.
Finite-lived intangible assets. Finite-lived intangible assets consist of a patent, which is being amortized over a period of 15 years.
Revenue recognition. Revenue from product sales is recognized when (or as) we satisfy a performance obligation by transferring the promised goods to a customer, that is, when control of the good transfers to the customer. The customer is then invoiced at the agreed-upon price with payment terms generally ranging from 30 to 180 days.
In determining when the control of goods is transferred, we typically assess, among other things, the transfer of risk and title and the shipping terms of the contract. The transfer of title and risk typically occurs either upon shipment to the customer or upon receipt by the customer. As such, we typically recognize revenue when goods are shipped based on the relevant incoterm for the product order, or in some regions, when delivery to the customer’s requested destination has occurred. When we perform shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to delivery), they are considered fulfillment activities, and accordingly, the costs are accrued for when the related revenue is recognized. For FOB shipping point terms, revenue is recognized at the time of shipment since the customer gains control at this point in time.
We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as costs of sales. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from revenue in the consolidated and combined statements of operations. We record a liability until remitted to the respective taxing authority. See Note 4 for further details regarding revenue recognition.
Research and Development. Research and development costs are expensed as incurred.
Income and other taxes. We provide current income taxes on income reported for financial statement purposes adjusted for transactions that do not enter into the computation of income taxes payable and recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Prior to separation, pursuant to the tax matters agreement with FMC, in jurisdictions where we file consolidated returns with FMC, we have recorded our allocated share of the consolidated liability as part of the income tax payable in our consolidated balance sheets. In taxing jurisdictions where we file as a standalone entity we have recorded the tax liability/benefit to income tax payable/receivable. We do not provide income taxes on the equity in undistributed earnings of consolidated foreign subsidiaries as it is our intention that such earnings will remain invested in those companies.
Segment information. We operate as one reportable segment based on the commonalities among our products and services and the manner in which we review and evaluate operating performance. Geographical revenue disclosures based on the location of our customers are included in Note 4 within these consolidated and combined financial statements.
Stock-based compensation. Prior to the consummation of the Separation, we did not sponsor any stock compensation plans. Instead, our eligible employees participated in FMC’s sponsored stock-based compensation plans. Prior to the consummation of the Separation, our employees continued to participate in the FMC’s stock-based compensation plans and we recognized stock-based compensation expense based on the awards granted to our employees. We also recorded an allocation of stock-based compensation for corporate employees based on segment operating profit, defined by FMC as segment revenue less operating expenses. Stock-based compensation expense for the three years ended December 31, 2020 has been recognized for all share options and other equity-based arrangements. Stock-based compensation cost is measured at the date of grant, based on the fair value of the award, and is recognized over the employee’s requisite service period. We made a policy election to recognize forfeitures in stock based compensation expense as they occur. See Note 11 for more information.
As of December 31, 2020, there were 6,290,000 shares of Livent common stock authorized and registered for issuance under the Livent Plan. Effective January 8, 2021, Livent registered an additional 4,393,837 shares of Livent common stock which were authorized for issuance pursuant to the evergreen provision under the Livent Plan.
Environmental obligations. We provide for environmental-related obligations when they are probable and amounts can be reasonably estimated. Where the available information is sufficient to estimate the amount of liability, that estimate has been used.
Included in our environmental liabilities are costs for the operation, maintenance and monitoring of site remediation plans (“OM&M”). Such reserves are based on our best estimates for these OM&M plans. Over time we may incur OM&M costs in

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

excess of these reserves. However, we are unable to reasonably estimate an amount in excess of our recorded reserves because we cannot reasonably estimate the period for which such OM&M plans will need to be in place or the future annual cost of such remediation, as conditions at these environmental sites change over time. Such additional OM&M costs could be significant in total but would be incurred over an extended period of years.
Environmental remediation charges represent the costs for the continuing charges associated with environmental remediation at operating sites from previous years and from products that are no longer manufactured. Livent has one environmental remediation site located in Bessemer City, North Carolina. The charges associated with the cost of remediation for the years ended December 31, 2020, 2019 and 2018 are $0.1 million, $0.9 million and $0.2 million, respectively. These amounts are recorded as a component within “Restructuring and other charges” on the consolidated and combined statements of operations. The total environmental remediation liability as of December 31, 2020 and 2019 was $6.7 million and $6.9 million, respectively.
Foreign currency. We translate the assets and liabilities of our foreign operations at exchange rates in effect at the balance sheet date. For foreign operations for which the functional currency is not the U.S. dollar, we record translation gains and losses as a component of accumulated other comprehensive loss in equity. The foreign operations’ statements of operations are translated at the monthly exchange rates for the period. Transactions denominated in foreign currency other than our functional currency of the operation are recorded upon initial recognition at the exchange rate at the date of the transaction. After initial recognition, monetary assets and liabilities denominated in foreign currency are remeasured at each reporting date into the functional currency at the exchange rate at that date. Exchange rate differences are recognized as foreign currency transaction gain or loss recorded as a component of Costs of sales in our consolidated and combined statements of operations. We recorded transaction and remeasurement (losses)/gains of $(14.2) million, $(14.8) million and $2.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 3: Recently Issued and Adopted Accounting Pronouncements and Regulatory Items

New Accounting guidance and regulatory items
In August 2020, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity ("ASU 2020-06"). The Company early adopted ASU 2020-06 with a date of initial application of January 1, 2021. As a result of the adoption of ASU 2020-06, these consolidated and combined financial statements and certain disclosures herein have been retrospectively recast. Accordingly, Notes 9, 10, and 13 to these consolidated and combined financial statements have been appropriately recast to reflect this change in accounting principle. The details of the significant changes and quantitative impact of the changes are disclosed below.
ASU 2020-06 reduces the number of accounting models for convertible debt instruments by eliminating the cash conversion model. As compared with current U.S. GAAP, more convertible debt instruments will be reported as a single liability instrument and the interest rate of more convertible debt instruments will be closer to the coupon interest rate. The ASU also aligns the consistency of diluted Earnings Per Share ("EPS") calculations for convertible instruments by requiring that (1) an entity use the if-converted method and (2) share settlement be included in the diluted EPS calculation for both convertible instruments and equity contracts when those contracts include an option of cash settlement or share settlement. The ASU is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The FASB has specified that an entity should adopt the guidance as of the beginning of its annual fiscal year. Prior to adoption of ASU 2020-06, under Accounting Standards Codification 470-20, Debt with Conversion and Other Options, we separately accounted for the liability and equity components of our 4.125% Convertible Senior Notes due 2025 (the “2025 Notes”), which may be settled entirely or partially in cash upon conversion, in a manner that reflected the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the 2025 Notes is that the equity component was required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component was treated as original issue discount for purposes of accounting for the debt component of the 2025 Notes. As a result, we were required to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of the 2025 Notes to their face amount over the term of the 2025 Notes. Because the Company intends to settle in cash the principal outstanding under its 2025 Notes, we previously could elect to use the treasury stock method when calculating their potential dilutive effect, if any. ASU 2020-06 now requires the Company to use the if-converted method for EPS. See Note 10 and Note 13 for further details. ASU 2020-06 allows adoption through either a modified retrospective method or full retrospective method of transition. In applying the modified retrospective transition method, the cumulative effect of the accounting change should be recognized as an adjustment to the opening balance of retained earnings at the date of adoption. We early adopted ASU 2020-06 effective January 1, 2021 under the full retrospective method. For the full retrospective method, the cumulative effect of the accounting change was recognized as an adjustment to the balance of retained earnings, additional paid-in capital, long-term debt and deferred income taxes in the consolidated balance sheet as of December 31, 2020, the year in which the 2025 Notes were issued. Interest expense, loss from operations before income taxes, income tax benefit, and net loss and loss per share were also adjusted in the consolidated statement of operations for the year ended December 31, 2020. Noncash adjustments to reconcile net loss to cash provided by operating activities, including deferred income taxes and deferred financing fee amortization were also adjusted in the consolidated statement of cash flows for the year ended December 31, 2020.
The following tables present the impact of the adoption of ASU 2020-06 on our previously reported historical results for the periods presented:

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

2020 Statement of Operations Impact

(in Millions, Except Per Share Data)	Year Ended December 31, 2020
	As Reported	ASU 2020-06 Adoption Adjustment	As Adjusted
Revenue	$288.2	$—	$288.2
Costs and expenses:
Costs of sales	251.4	—	251.4
Gross margin	36.8	—	36.8
Selling, general and administrative expenses	44.6	—	44.6
Corporate allocations	—	—	—
Research and development expenses	3.7	—	3.7
Restructuring and other charges	10.7	—	10.7
Separation-related costs	(1.1)	—	(1.1)
Total costs and expenses	309.3	—	309.3
Loss from operations before loss on debt extinguishment, equity in net loss of unconsolidated affiliate, non-operating pension benefit charges, interest expense, net and income taxes	(21.1)	—	(21.1)
Loss on debt extinguishment	0.1	—	0.1
Equity in net loss of unconsolidated affiliate	0.5	—	0.5
Non-operating pension benefit charges	—	—	—
Interest expense, net	3.7	(3.4)	0.3
(Loss)/income from operations before income taxes	(25.4)	3.4	(22.0)
Income tax (benefit)/expense	(6.5)	0.8	(5.7)
Net (loss)/income	$(18.9)	$2.6	$(16.3)
Net (loss)/income per weighted average share - basic	$(0.13)	$0.02	$(0.11)
Net (loss)/income per weighted average share - diluted	$(0.13)	$0.02	$(0.11)
Weighted average common shares outstanding - basic	146.2	146.2	146.2
Weighted average common shares outstanding - diluted	146.2	146.2	146.2

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

2020 Balance Sheet Impact

	December 31, 2020
(in Millions, Except Share and Par Value Data)	As Reported	ASU 2020-06 Adoption Adjustment	As Adjusted
ASSETS
Current assets
Cash and cash equivalents	$11.6	$—	$11.6
Trade receivables, net of allowance of approximately $0.4	76.3	—	76.3
Inventories, net	105.6	—	105.6
Prepaid and other current assets	56.3	—	56.3
Total current assets	249.8	—	249.8
Investments	23.8	—	23.8
Property, plant and equipment, net of accumulated depreciation of $222.4	545.3	—	545.3
Deferred income taxes	13.4	—	13.4
Right of use assets - operating leases, net	16.1	—	16.1
Other assets	88.4	—	88.4
Total assets	$936.8	$—	$936.8
LIABILITIES AND EQUITY
Current liabilities
Accounts payable, trade and other	$43.9	$—	$43.9
Accrued customer rebates	0.3	—	0.3
Accrued and other liabilities	36.7	—	36.7
Operating lease liabilities - current	1.4	—	1.4
Income taxes	—	—	—
Total current liabilities	82.3	—	82.3
Long-term debt	236.7	37.9	274.6
Operating lease liabilities - long-term	14.8	—	14.8
Environmental liabilities	6.1	—	6.1
Deferred income taxes	13.9	(8.3)	5.6
Other long-term liabilities	17.2	—	17.2
Commitments and contingent liabilities (Note 15)	—	—	—
Total current and long-term liabilities	371.0	29.6	400.6
Equity
Common stock; $0.001 par value; 2 billion shares authorized in 2018; 146,461,249 shares issued; 146,361,981 outstanding	0.1	—	0.1
Capital in excess of par value of common stock	553.1	(32.2)	520.9
Retained earnings	57.7	2.6	60.3
Accumulated other comprehensive loss	(44.4)	—	(44.4)
Treasury stock, common, at cost; 99,268 shares	(0.7)	—	(0.7)
Total equity	565.8	(29.6)	536.2
Total liabilities and equity	$936.8	$—	$936.8

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

2020 Statement of Cash Flows Impact

(in Millions)	Year Ended December 31, 2020
	As Reported	ASU 2020-06 Adoption Adjustment	As Adjusted
Cash provided by operating activities:
Net (loss)/income	$(18.9)	$2.6	$(16.3)
Adjustments to reconcile net (loss)/income to cash provided by operating activities:
Depreciation and amortization	25.0	—	25.0
Restructuring and other charges	3.3	—	3.3
Separation-related charges	(0.3)	—	(0.3)
Deferred income taxes	(7.1)	0.8	(6.3)
Share-based compensation	4.1	—	4.1
Change in investments in trust fund securities	1.0	—	1.0
Equity method investments gain/loss	0.5	—	0.5
Loss on debt extinguishment	0.1	—	0.1
Deferred financing fee amortization	4.1	(3.4)	0.7
Loss on asset disposal	0.6	—	0.6
Changes in operating assets and liabilities:
Trade receivables, net	15.3	—	15.3
Changes in deferred compensation	0.7	—	0.7
Inventories	10.1	—	10.1
Accounts payable, trade and other	(39.8)	—	(39.8)
Income taxes	(0.9)	—	(0.9)
Change in prepaid and other current assets and other assets	(9.9)	—	(9.9)
Change in accrued and other current and long-term liabilities	18.4	—	18.4
Cash provided by operating activities	$6.3	$—	$6.3
Cash required by investing activities:
Capital expenditures	(124.0)	—	(124.0)
Investments in rabbi trust fund securities	(0.6)	—	(0.6)
Proceeds from settlement of long-term supply agreement	10.0	—	10.0
Investments in unconsolidated affiliate	(15.0)	—	(15.0)
Other investing activities	(1.5)	—	(1.5)
Cash required by investing activities	$(131.1)	$—	$(131.1)
Cash provided by financing activities:
Proceeds from Revolving Credit Facility	175.5	—	175.5
Repayments of long Revolving Credit Facility	(294.6)	—	(294.6)
Proceeds from 2025 Notes	245.8	—	245.8
Payments of financing fees	(8.4)	—	(8.4)
Proceeds from issuance of common stock	0.8	—	0.8
Cash provided by financing activities	$119.1	$—	$119.1
Effect of exchange rate changes on cash and cash equivalents	0.5	—	0.5
Decrease in cash and cash equivalents	(5.2)	—	(5.2)
Cash and cash equivalents, beginning of period	16.8	—	16.8
Cash and cash equivalents, end of period	$11.6	$—	$11.6

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

In April 2020, FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848). The amendments in this ASU provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. An entity may optionally elect to apply the amendments effective in the first interim period that includes or is subsequent to March 12, 2020 through December 31, 2022. The FASB also issued ASU No. 2021-01, Reference Rate Reform (Topic 848). The amendments in this ASU provide optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU affect the guidance in ASU No. 2020-04 and are effective for all entities as of March 12, 2020 through December 31, 2022. We are evaluating the effect the guidance will have on our consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in this ASU simplified the accounting for income taxes by removing certain exceptions to the general principle in Topic 740. The amendments also contain improvements and clarifications of certain guidance in Topic 740. The new amendments are effective for fiscal years beginning after December 15, 2020 (i.e. a January 1, 2021 effective date), with early adoption permitted. We believe the adoption will not have a material impact on our consolidated and combined financial statements.

Recently adopted accounting guidance
In November 2019, the FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses ("ASU 2019-11"). The amendments in this ASU contain improvements and clarifications of certain guidance in Topic 326. We adopted the provisions of ASU 2019-11 on January 1, 2020; the adoption did not have a material impact on our consolidated and combined financial statements.
In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ("ASU 2019-04"). The amendments in this ASU affect a variety of Topics in the Codification and represent changes to clarify, correct errors in, or improve the Codification. Subsequently, in May 2019 the FASB issued ASU No. 2019-05, Financial Instruments - Credit Losses (Topic 326) Targeted Transition Relief, ("ASU 2019-05"). The amendments in this ASU provide entities with targeted transition relief that is intended to increase comparability of financial statement information for some entities that otherwise would have measured similar financial instruments using different measurement methodologies. We adopted the provisions of ASU 2019-04 and ASU 2019-05 on January 1, 2020; the adoption did not have a material impact on our consolidated and combined financial statements.
In March 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Leases (Topic 842): Amendments to the FASB Accounting Standards Codification ("ASU 2019-01"). The amendments in this ASU contain improvements and clarifications of certain guidance in Topic 842. We adopted the provision of ASU 2019-01 on January 1, 2020; the adoption did not have a material impact on our consolidated and combined financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract ("ASU 2018-15"). The amendments in ASU 2018-15 align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new standard is effective for fiscal years beginning after December 15, 2019 (i.e. a January 1, 2020 effective date) with early adoption permitted in any interim period. We elected to early adopt ASU 2018-15 effective July 1, 2019, using the prospective transition method. The adoption did not have a material impact on our consolidated and combined financial statements.
In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This new standard permits a company to reclassify the income tax effects of the change in the U.S federal corporate income tax rate on the gross deferred tax amounts and related valuation allowances as well as other income tax effects related to the application of the Tax Cuts and Jobs Act ("Tax Act") within accumulated other comprehensive income (“AOCI”) to retained earnings. There are also new required disclosures such as a description of the accounting policy for releasing income tax effects from AOCI as well as certain disclosures in the period of adoption if a company elects to reclassify the income tax effects. The new standard is effective for fiscal years beginning after December 15, 2018 (i.e. a January 1, 2019 effective date), and interim periods within those fiscal years. The adoption did not have a material impact on our consolidated and combined financial statements.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815). This ASU amends and simplifies existing hedge accounting guidance and allows for more hedging strategies to be eligible for hedge accounting. In addition, the ASU amends disclosure requirements and how hedge effectiveness is assessed. The new standard is effective for fiscal years beginning after December 15, 2018 (i.e. a January 1, 2019 effective date), with early adoption permitted in any interim period after issuance of this ASU. The adoption did not have a material impact on our consolidated and combined financial statements.
In February 2016, the FASB issued its new lease accounting guidance in ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize for all leases (with the exception of short-term leases) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e. a January 1, 2019 effective date). Our total assets and total liabilities increased approximately $16 million in the period of adoption, however, the adoption did not have a material impact on our results of operations or cash flows.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 4: Revenue Recognition
Disaggregation of revenue
We disaggregate revenue from contracts with customers by geographical areas and by product categories.
The following table provides information about disaggregated revenue by major geographical region:

	Year Ended December 31,
(in Millions)	2020	2019	2018
North America (1)	$53.3	$76.2	$84.4
Latin America	0.2	1.0	2.0
Europe, Middle East & Africa	49.2	59.0	74.5
Asia Pacific (1)	185.5	252.2	281.6
Total Revenue	$288.2	$388.4	$442.5
____________________
1.In 2020, countries with sales in excess of 10% of combined revenue consisted of Japan, the U.S. and China. Sales for the year ended December 31, 2020 for Japan, the U.S. and China totaled $97.7 million, $52.6 million and $55.3 million, respectively, while sales for the year ended December 31, 2019 totaled $160.4 million, $75.2 million and $53.2 million, respectively, and sales for the year ended December 31, 2018 totaled $116.5 million, $82.4 million and $118.6 million, respectively.

For the years ended December 31, 2020, 2019 and 2018, one customer accounted for approximately 26%, 28% and 14% of total revenue, respectively and our 10 largest customers accounted in aggregate for approximately 64%, 60% and 53% of our revenue, respectively. A loss of any material customer could have a material adverse effect on our business, financial condition and results of operations.
The following table provides information about disaggregated revenue by major product category:

	Year Ended December 31,
(in Millions)	2020	2019	2018
Lithium Hydroxide	$157.5	$213.8	$222.7
Butyllithium	87.1	99.9	99.0
High Purity Lithium Metal and Other Specialty Compounds	31.7	52.4	62.5
Lithium Carbonate and Lithium Chloride	11.9	22.3	58.3
Total Revenue	$288.2	$388.4	$442.5
Our lithium products are developed and sold to global and regional customers in the EV, electronics, agrochemicals, pharmaceuticals, polymer and specialty alloy metals market among others. Lithium hydroxide products are used in advanced batteries for all-electric vehicles as well as other products that require portable energy storage such as power tools and military devices. Lithium hydroxide is also sold into grease applications for use in automobiles, aircraft, railcars, agricultural and other types of equipment. Butyllithium products are primarily used as polymer initiators, and in the synthesis of agrochemicals and pharmaceuticals. High purity lithium metal and other specialty compounds include lithium phosphate, pharmaceutical-grade lithium carbonate, high purity lithium chloride and specialty organics. Additionally, we sell whatever lithium carbonate and lithium chloride we do not use internally to our customers for various applications.
Sale of Goods
Revenue from product sales is recognized when (or as) we satisfy a performance obligation by transferring the promised goods to a customer, that is, when control of the good transfers to the customer. The customer is then invoiced at the agreed-upon price with payment terms generally ranging from 30 to 180 days.
In determining when the control of goods is transferred, we typically assess, among other things, the transfer of risk and title and the shipping terms of the contract. The transfer of title and risk typically occurs either upon shipment to the customer or upon receipt by the customer. As such, we typically recognize revenue when goods are shipped based on the relevant incoterm for the product order, or in some regions, when delivery to the customer’s requested destination has occurred. When we perform shipping and handling activities after the transfer of control to the customer (e.g., when control transfers prior to delivery), they are considered fulfillment activities, and accordingly, the costs are accrued for when the related revenue is recognized. For FOB shipping point terms, revenue is recognized at the time of shipment since the customer gains control at this point in time.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

We record amounts billed for shipping and handling fees as revenue. Costs incurred for shipping and handling are recorded as distribution costs. Amounts billed for sales and use taxes, value-added taxes, and certain excise and other specific transactional taxes imposed on revenue-producing transactions are presented on a net basis and excluded from revenue in the consolidated and combined statements of operations. We record a liability until remitted to the respective taxing authority.
Variable Consideration
As a part of our customary business practice, we may offer sales incentives to our customers, such as volume discounts or rebates. Variable consideration given can differ by product. For all such contracts that include any variable consideration, we estimate the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Although determining the transaction price requires significant judgment, we have significant historical experience with incentives provided to customers and estimating the expected consideration considering historical patterns of incentive payouts. These estimates are re-assessed each reporting period as required.
In addition to the variable consideration described above, in certain instances, we may require our customers to meet certain volume thresholds within their contract term. We estimate what amount of variable consideration should be included in the transaction price at contract inception and continually reassesses this estimation each reporting period to determine situations when the minimum volume thresholds will not be met. Variable consideration is included in the transaction price if, in our judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In those circumstances, we apply the guidance on breakage and estimate the amount of the shortfall and recognize it over the remaining performance obligations in the contract.
Right of Return
We warrant to our customers that our products conform to mutually agreed product specifications. This offering is accounted for as a right of return and the transaction price is adjusted for an estimate of expected returns.
Contract asset and contract liability balances
We satisfy our obligations by transferring goods and services in exchange for consideration from customers. The timing of performance sometimes differs from the timing the associated consideration is received from the customer, thus resulting in the recognition of a contract liability. We recognize a contract liability if the customer’s payment of consideration is received prior to completion of our related performance obligation.
The following table presents the opening and closing balances of our receivables, net of allowances and contract liabilities from contracts with customers.

	Balance as of
(in Millions)	December 31, 2020	December 31, 2019	Increase (Decrease)
Receivables from contracts with customers, net of allowances	$76.3	$90.0	$(13.7)
The balance of receivables from contracts with customers listed in the table above represents the current trade receivables, net of allowance for doubtful accounts. The allowance for receivables represents our best estimate of the probable losses associated with potential customer defaults. We determine the allowance based on historical experience, current collection trends, and external business factors such as economic factors, including regional bankruptcy rates, and political factors.
Performance obligations
At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise to transfer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, we consider all the goods or services promised in the contract, whether explicitly stated or implied based on customary business practices. Based on our evaluation, we have determined that our current contracts do not contain more than one single performance obligation. Revenue is recognized when (or as) the performance obligation is satisfied, which is when the customer obtains control of the good or service.
Periodically, we may enter into contracts with customers which require them to submit a forecast of non-binding purchase obligations to us. These forecasts are typically provided by the customer to us in good faith, and there are no penalties or obligations if the forecasts are not met. Accordingly, we have determined that these are optional purchases and do not represent material rights and are not considered as unsatisfied (or partially unsatisfied) performance obligations for the purposes of this disclosure.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Occasionally, we may enter into multi-year take or pay supply agreements with customers. The aggregate amount of revenue expected to be recognized related to these contracts’ performance obligations that are unsatisfied or partially unsatisfied is approximately $58 million in 2021. These approximate revenues do not include amounts of variable consideration attributable to contract renewals or contract contingencies. Based on our past experience with the customers under these arrangements, we expect to continue recognizing revenue in accordance with the contracts as we transfer control of the product to the customer (refer to the sales of goods section for our determination of transfer of control). However, in the case a shortfall of volume purchases occurs, we will recognize the amount payable by the customer over the remaining performance obligations in the contract.
Practical Expedients and Exemptions
We have elected the following practical expedients following the adoption of ASC 606:

a.	Costs of obtaining a contract: We incur certain costs such as sales commissions which are incremental to obtaining the contract. We have taken the practical expedient of expensing such costs to obtain a contract, as and when they are incurred, when the expected amortization period is one year or less.

b.	Significant financing component: We elected not to adjust the promised amount of consideration for the effects of a significant financing component if we expect, at contract inception, that the period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

c.	Remaining performance obligations: We elected not to disclose the aggregate amount of the transaction price allocated to remaining performance obligations for our contracts that are one year or less, as the revenue is expected to be recognized within one year. Additionally, we have elected not to disclose information about variable considerations for remaining, wholly unsatisfied performance obligations for which the criteria in paragraph 606-10-32-40 have been met.

d.	Shipping and handling costs: We elected to account for shipping and handling activities that occur after the customer has obtained control of a good as fulfillment activities (i.e., an expense) rather than as a promised service.

e.	Measurement of transaction price: We have elected to exclude from the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer.

Note 5: Inventories, Net
Inventories consisted of the following:

	December 31,
(in Millions)	2020	2019
Finished goods	$36.1	$45.3
Semi-finished goods	46.2	48.8
Raw materials, supplies, and other	23.3	19.3
FIFO inventory, net	$105.6	$113.4

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 6: Property, Plant and Equipment, Net
Property, plant and equipment consisted of the following:

	December 31,
(in Millions)	2020	2019
Land and land improvements	$85.8	$85.2
Buildings	83.0	68.3
Machinery and equipment	314.9	274.1
Construction in progress	284.0	243.4
Total cost	$767.7	$671.0
Accumulated depreciation	(222.4)	(202.2)
Property, plant and equipment, net	$545.3	$468.8

Depreciation expense was $22.0 million, $19.1 million, and $15.0 million in 2020, 2019 and 2018, respectively.

Note 7: Restructuring and Other Charges
The following table shows total restructuring and other charges included in the consolidated and combined statements of operations:

	Year Ended December 31,
(in Millions)	2020	2019	2018
Restructuring charges:
Demolition and exit charges (1)	$—	$—	$1.9
Severance-related and exit costs (2)	6.2	—	—
Asset disposal charges (3)	—	—	0.5
Other charges:
Corporate severance-related costs (4)	—	3.5	—
Environmental remediation (5)	0.1	0.9	0.2
Other (6)	4.4	1.8	—
Total restructuring and other charges	$10.7	$6.2	$2.6
___________________
1.Primarily represents costs associated with demolition and other miscellaneous exit costs.
2.Includes severance costs for management changes at certain operating and administrative facilities and exit costs of $1.6 million for the closing of leased office space.
3.Primarily represents fixed asset write-offs which were or are to be abandoned.
4.Represents severance costs and stock-based compensation expense for accelerated vesting related to corporate management changes.
5.Costs associated with environmental remediation with respect to certain discontinued products. There is one environmental remediation site in Bessemer City, North Carolina. See Note 8 for more details.
6.Includes legal fees related to IPO securities litigation in 2020 and 2019, including $2.0 million accrued as of December 31, 2020, for the IPO securities litigation settlement, net of insurance reimbursement. See Note 15 for more details.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Roll forward of plant restructuring reserves
In 2017, we began restructuring efforts at our manufacturing site located in Bessemer City, North Carolina. The objective of this restructuring plan is to optimize both the assets and cost structure by reducing certain production lines at the plant. The restructuring decision resulted primarily in shutdown costs. The following table shows a roll forward of restructuring reserve that will result in cash spending. These amounts are included in "Accrued and other current liabilities" on the consolidated balance sheets and they exclude asset retirement obligations.

(in Millions)	Restructuring Reserve Total
Balance December 31, 2018	$3.6
Cash payments	(0.3)
Balance December 31, 2019	$3.3
Cash payments	(0.1)
Balance December 31, 2020	$3.2

Note 8: Environmental Obligations
We are subject to various federal, state, local and foreign environmental laws and regulations that govern emissions of air pollutants, discharges of water pollutants, and the manufacture, storage, handling and disposal of hazardous substances, hazardous wastes and other toxic materials and remediation of contaminated sites. We are also subject to liabilities arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state laws that impose responsibility on persons who arranged for the disposal of hazardous substances, and on current and previous owners and operators of a facility for the clean-up of hazardous substances released from the facility into the environment. We are also subject to liabilities under the Resource Conservation and Recovery Act (“RCRA”) and analogous state laws that require owners and operators of facilities that have treated, stored or disposed of hazardous waste pursuant to a RCRA permit to follow certain waste management practices and to clean up releases of hazardous substances into the environment associated with past or present practices. In addition, when deemed appropriate, we enter certain sites with potential liability into voluntary remediation compliance programs, which are also subject to guidelines that require owners and operators, current and previous, to clean up releases of hazardous substances into the environment associated with past or present practices.
Environmental liabilities consist of obligations relating to waste handling and the remediation and/or study of sites at which we are alleged to have released or disposed of hazardous substances. As of the periods presented, the Bessemer City site located in North Carolina is the only site for which we have a reserve. We have provided reserves for potential environmental obligations that we consider probable and for which a reasonable estimate of the obligation can be made. Accordingly, total reserves of $6.7 million and $6.9 million existed for the years ended December 31, 2020 and 2019, respectively.
The estimated reasonably possible environmental loss contingencies exceed amount accrued by approximately $3 million at December 31, 2020. This reasonably possible estimate is based upon information available as of the date of the filing and the actual future losses may be higher given the uncertainties regarding the status of laws, regulations, enforcement policies, the impact of potentially responsible parties, technology and information related to the site.
Although potential environmental remediation expenditures in excess of the reserves and estimated loss contingencies could be significant, the impact on our future consolidated and combined financial results is not subject to reasonable estimation due to numerous uncertainties concerning the nature and scope of possible contamination, identification of remediation alternatives under constantly changing requirements, selection of new and diverse clean-up technologies to meet compliance standards, and the timing of potential expenditures. The liabilities arising from potential environmental obligations that have not been reserved for at this time may be material to any one quarter’s or year’s results of operations in the future. However, we believe any liability arising from such potential environmental obligations is not likely to have a material adverse effect on our liquidity or financial condition as it may be satisfied over many years.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The table below is a roll forward of our total environmental reserves from December 31, 2018 to December 31, 2020.

(in Millions)	Environmental Reserves Total
Balance December 31, 2018	$6.4
Change in reserves	0.9
Cash payments	(0.4)
Balance December 31, 2019	$6.9
Change in reserves	0.1
Cash payments	(0.3)
Balance December 31, 2020	$6.7

The table below provides detail of current and long-term environmental reserves.

	December 31,
(in Millions)	2020	2019
Environmental reserves, current (1)	$0.6	$0.5
Environmental reserves, long-term (2)	6.1	6.4
Total environmental reserves	$6.7	$6.9
______________
1.These amounts are included within “Accrued and other liabilities” on the consolidated balance sheets.
2.These amounts are included in "Environmental liabilities" on the consolidated balance sheets.

Note 9: Income Taxes
Domestic and foreign components of income from operations before income taxes are shown below:

	Year Ended December 31,
(in Millions)	2020 (1)	2019	2018
Domestic	$(19.7)	$9.9	$39.2
Foreign	(2.3)	47.9	114.5
Total	$(22.0)	$57.8	$153.7
__________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The provision for income taxes attributable to income from operations consisted of:

	Year Ended December 31,
(in Millions)	2020 (1)	2019	2018
Current:
Federal (2)	$(1.9)	$3.5	$11.8
Foreign	4.6	7.4	18.4
State	—	0.1	—
Total current	$2.7	$11.0	$30.2
Deferred:
Federal	$(0.9)	$1.2	$(0.1)
Foreign	(7.4)	(4.8)	(2.9)
State	(0.1)	0.2	(0.1)
Total deferred	(8.4)	(3.4)	(3.1)
Total	$(5.7)	$7.6	$27.1
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.The year ended December 31, 2018 include the one-time impacts of the of the Tax Act, primarily related to transition tax.

The effective income tax rate applicable to income from operations before income taxes was different from the statutory U.S. federal income tax rate due to the factors listed in the following table:

	Year Ended December 31,
(in Millions)	2020 (1)	2019	2018
U.S. Federal statutory rate	$(4.6)	$12.1	$32.2
Impacts of Tax Cuts and Jobs Act Enactment (2)	—	—	0.6
Foreign earnings subject to different tax rates	0.6	(3.6)	(3.8)
Foreign derived intangible income (3)	—	(1.1)	(1.7)
State and local income taxes, less federal income tax benefit	(0.1)	0.3	(0.1)
Tax on intercompany dividends and deemed dividends for tax purposes	0.1	4.4	4.1
Changes to unrecognized tax benefits	2.1	0.6	0.4
Other permanent items	(0.2)	(0.8)	(2.2)
Change in valuation allowance	0.3	0.3	2.2
Exchange gains and losses (3)	(5.9)	(1.8)	(4.0)
Withholding taxes net of credits	1.1	—	—
Other(4)	0.9	(2.8)	(0.6)
Total tax (benefit)/provision	$(5.7)	$7.6	$27.1
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.Includes the one-time impacts of the of the Tax Act, primarily related to transition tax.
3.Includes the impact of transaction gains or losses on net monetary assets for which no corresponding tax expense or benefit is realized and the tax provision for statutory taxable gains or losses in foreign jurisdictions for which there is no corresponding amount in income before taxes.
4.The year ended December 31, 2019 includes a $3.2 million tax benefit due to revisions to our tax liabilities upon completion of prior year tax returns.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Significant components of our deferred tax assets and liabilities were attributable to:

	December 31,
(in Millions)	2020 (1)	2019
Environmental and restructuring	$1.4	$1.3
Net operating loss carry-forwards	15.3	8.1
Other assets and reserves	5.1	5.1
Deferred tax assets	$21.8	$14.5
Valuation allowance, net	(3.6)	(4.1)
Deferred tax assets, net of valuation allowance	$18.2	$10.4
Property, plant and equipment, net	(10.2)	(8.9)
Other liabilities	(0.2)	—
Deferred tax liabilities	(10.4)	(8.9)
Net deferred tax assets	$7.8	$1.5
____________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.

We evaluate our deferred income taxes quarterly to determine if valuation allowances are required or should be adjusted. U.S. GAAP requires companies to assess whether valuation allowances should be established against deferred tax assets based on all available evidence, both positive and negative, using a “more likely than not” standard. In assessing the need for a valuation allowance, appropriate consideration is given to all positive and negative evidence related to the realization of deferred tax assets. This assessment considers, among other matters, the nature and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, and tax planning alternatives.

At December 31, 2020, we had total domestic net operating loss carry-forwards of $1.0 million (tax effected) which has an indefinite carryforward period. As of December 31, 2020 we had total foreign net operating loss carry-forwards of $14.3 million (tax effected) in India, the Netherlands, Switzerland, Argentina and U.K. expiring over various tax years. The tax losses incurred in Switzerland and the Netherlands of $3.3 million are attributable to restructuring that occurred in 2018 in connection with the IPO and continued non-operational related activities. In addition, these activities provide for limited forecasts of future taxable income, and as a result, we have recorded a valuation allowance through income tax expense for the years ended December 31, 2019 and 2020.

Income taxes are not provided for any additional outside basis differences inherent in our investments in subsidiaries because the investments and related unremitted earnings are essentially permanent in duration or we have concluded that no additional tax liability will arise upon disposal. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings is not practicable due to the complexity of the hypothetical calculation.

Uncertain Income Tax Positions
U.S. GAAP accounting guidance for uncertainty in income taxes prescribes a model for the recognition and measurement of a tax position taken or expected to be taken in a tax return, and provides guidance on derecognition, classification, interest and penalties, disclosure and transition.
We file tax returns in various jurisdictions. Pursuant to the TMA with FMC we have recorded amounts in uncertain tax positions at December 31, 2018 for tax positions that relate to our legacy business before IPO. In jurisdictions where we filed consolidated returns with FMC, and do not maintain the entity at IPO, our uncertain tax positions have been reduced as of December 31, 2020. We have recorded a $1.3 million indemnification asset from FMC regarding uncertain tax positions that are related to our legacy business before IPO and for which we are indemnified by FMC. Our significant foreign jurisdictions, which total 3, are open for examination and adjustment during varying periods from 2015 - 2018.
As of December 31, 2020, we had total unrecognized tax benefits of $2.7 million, of which $1.3 million would unfavorably impact the effective tax rate from operations if recognized. As of December 31, 2019, we had total unrecognized tax benefits of $2.4 million, of which $0.2 million would unfavorably impact the effective tax rate if recognized. Interest and penalties related to unrecognized tax benefits are reported as a component of income tax expense. For the years ended December 31, 2020, 2019 and 2018, we recognized interest and penalties of $0.7 million, $0.2 million, and $0.3 million, respectively, in the consolidated

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

and combined statements of income. As of December 31, 2020 and 2019, we have accrued interest and penalties in the consolidated balance sheets of $1.1 million and $0.4 million, respectively.

Due to the potential for resolution of federal, state, or foreign examinations, and the expiration of various jurisdictional statutes of limitation, it is reasonably possible that our liability for unrecognized tax benefits will decrease within the next 12 months by a range of zero to $1.0 million.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2020	2019	2018
Balance at beginning of year	$2.4	$2.6	$7.5
Increases related to positions taken in the current year	0.7	0.9	0.6
Increases for tax positions on acquisitions	—	—	(0.7)
Decreases related to positions taken in prior years	—	—	(1.1)
Decreases related to lapse of statutes of limitations	(0.4)	(1.1)	(0.4)
Increase in unrecognized tax benefits due to foreign currency translation	—	—	(3.3)
Balance at end of year (1)	$2.7	$2.4	$2.6
____________________
1.At December 31, 2020, 2019, and 2018 we recognized an offsetting non-current asset of $2.7 million, $2.5 million, and $3.2 million respectively, relating to specific uncertain tax positions presented above. We have recorded a $0.4 million indemnification liability at December 31, 2020 to FMC for assets where the offsetting uncertain tax position is with FMC.

Note 10: Debt
Long-term debt
Long-term debt consists of the following:

	Interest Rate Percentage			Maturity Date	December 31, 2021 (1)	December 31, 2019
(in Millions)	LIBOR borrowings	Base rate borrowings
Revolving Credit Facility (2)	2.4%	4.5%		2023	$35.6	$154.6
4.125% Convertible Senior Notes due 2025			4.125%	2025	245.8	—
Transaction costs - 2025 Notes					(6.8)	—
Total long-term debt (3)					$274.6	$154.6
______________________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.As of December 31, 2020 and December 31, 2019, there were $14.4 million and $11.0 million, respectively, in letters of credit outstanding under our Revolving Credit Facility and $275.0 million and $234.4 million available funds as of December 31, 2020 and December 31, 2019, respectively. Fund availability is subject to the Company meeting its debt covenants.
3.As of December 31, 2020 and December 31, 2019, the Company had no debt maturing within one year.
4.125% Convertible Senior Notes due 2025
On June 25, 2020, the Company issued $225 million in aggregate principal amount of 4.125% Convertible Senior Notes due in July 2025 (the "2025 Notes") in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. We also granted the initial purchasers of the 2025 Notes a 13-day option to purchase up to an additional $33.75 million in aggregate principal amount (the "Over-Allotment Option"). On July 7, 2020 we closed on the Over-Allotment Option and issued an additional $20.75 million in aggregate principal amount of 2025 Notes. Total net cash proceeds received including Over-Allotment Option were $238.2 million net of $7.6 million of third-party transaction costs, including initial purchasers' discounts and commissions. The Company used or will use the net proceeds received to finance or refinance eligible green projects designed to align with the provisions of the International Capital Market Association Green Bond Principles 2018, including repaying amounts outstanding under its Revolving Credit Facility.
Each $1,000 of principal of the 2025 Notes is initially convertible into 114.4885 shares of our common stock, which is equivalent to an initial conversion price of $8.73 per share, subject to adjustment upon the occurrence of specified events. We

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

may not redeem the 2025 Notes prior to July 20, 2023. We may redeem for cash all or any portion of the 2025 Notes, at our option, on or after July 20, 2023 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest.
Holders of the 2025 Notes may convert their notes at any time, at their option, on or after January 15, 2025. Further, holders of the 2025 Notes may convert their notes at any time, at their option, prior to January 15, 2025 only under the following circumstances: (1) during any calendar quarter commencing after September 30, 2020 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each trading day; (2) during the five-business day period after any five-consecutive trading day period in which the trading price per $1,000 principal amount of the 2025 Notes for each trading day of such period is less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day, (3) if we call any or all of the 2020 Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date or (4) if specified corporate events occur. Upon conversion, the 2025 Notes will be settled in cash, shares of our common stock or a combination thereof, at our election. If a fundamental change occurs prior to the maturity date, holders of the 2025 Notes may require us to repurchase all or a portion of their 2025 Notes for cash at a repurchase price equal to 100% of the principal amount plus any accrued and unpaid interest. In addition, if specific corporate events occur prior to the maturity date or if we deliver a notice of redemption, we will increase the conversion rate for a holder who elects to convert its 2025 Notes in connection with such an event or notice of redemption in certain circumstances. In the first quarter of 2021, the holders of the 2025 Notes were notified that the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, an including, December 31, 2020 was greater than or equal to 130% of the conversion price on each trading day, and as a result, the holders have the option to convert all or any portion of their 2025 Notes through March 31, 2021. The 2025 Notes are classified as long-term debt.
We recorded an offset to long-term debt liability of $7.6 million related to transaction costs which is being amortized to interest expense over the five-year term of the 2025 Notes. The Company recorded $0.7 million of interest expense related to the amortization of the transaction costs for the twelve months ended December 31, 2020, $0.4 million of which was capitalized for the twelve months ended December 31, 2020. The Company recorded $5.2 million of accrued interest expense related to the principal amount for the twelve months ended December 31, 2020.
Revolving Credit Facility
On September 28, 2018, we entered into a credit agreement among us, our subsidiary, FMC Lithium USA Corp., as borrowers (the “Borrowers”), certain of our wholly owned subsidiaries as guarantors (the "Guarantors"), the lenders party thereto (the “Lenders”), Citibank, N.A., as administrative agent (the "Agent"), and certain other financial institutions party thereto, as joint lead arrangers (the “Original Credit Agreement”, and as amended by the First Amendment and Second Amendment (as defined below), the "Credit Agreement"). The Credit Agreement provides for a $400 million senior secured revolving credit facility, $50 million of which is available for the issuance of letters of credit for the account of the Borrowers, with an option, subject to certain conditions and limitations, to increase the aggregate amount of the revolving credit commitments to $600 million (the “Revolving Credit Facility”). The issuance of letters of credit and the proceeds of revolving credit loans made pursuant to the Revolving Credit Facility are available, and will be used, for general corporate purposes, including capital expenditures and permitted acquisitions, of the Borrowers and their subsidiaries.
Revolving loans under the Credit Agreement will bear interest at a floating rate, which will be a base rate or a Eurodollar rate equal to the London interbank offered rate for the relevant interest period, plus, in each case, an applicable margin based on our leverage ratio, as determined in accordance with the provisions of the Credit Agreement. The base rate will be the greatest of: the rate of interest announced publicly by Citibank, N.A. in New York City from time to time as its “base rate”; the federal funds effective rate plus 0.5%; and a Eurodollar rate for a one-month interest period plus 1%. Each Borrower on a joint and several basis is required to pay a commitment fee quarterly in arrears on the average daily unused amount of each Lender’s revolving credit commitment at a rate equal to an applicable percentage based on the leverage ratio, as determined in accordance with the provisions of the Credit Agreement. The applicable margin and the commitment fee are subject to adjustment as provided in the Credit Agreement.
The Borrowers’ domestic material subsidiaries (the “Guarantors”) will guarantee the obligations of the Borrowers under the Revolving Credit Facility. The obligations of the Borrowers and the Guarantors are secured by all of the present and future

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

assets of the Borrowers and the Guarantors, including the Borrowers’ facility and real estate in Bessemer City, North Carolina, subject to certain exceptions and exclusions as set forth in the Credit Agreement and other security and collateral documents.
Fees incurred to secure the Revolving Credit Facility have been deferred and will be amortized over the term of the arrangement.
On May 6, 2020, we entered into the First Amendment to the Credit Agreement (the "First Amendment") with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. Among other things, the First Amendment amended and restated the Original Credit Agreement to (i) increase our maximum total net leverage ratio for the fiscal quarters ending June 30, 2020, September 30, 2020 and December 31, 2020 from 3.5 to 6.0, (ii) put a cap of $325 million on our overall borrowings under the Revolving Credit Facility until March 31, 2021, (iii) amend our negative covenant on indebtedness to permit unsecured indebtedness (including convertible debt) up to $350 million, (iv) amend our negative covenants on investments to permit additional investments in Minera del Altiplano S.A., our Argentine subsidiary, (v) restrict our ability to declare or pay cash dividends until March 31, 2021 and (vi) increase the applicable margin on our borrowings by 25 basis points, in each case as described in the First Amendment. We recorded $0.9 million of deferred financing costs in the consolidated balance sheets for First Amendment consent, arrangement and legal fees and a $0.1 million loss on debt extinguishment in the consolidated and combined statements of operations for the write off of existing deferred financing costs to recognize the temporary reduction in overall borrowing capacity related to the First Amendment. The carrying value of our deferred financing costs was $2.4 million as of December 31, 2020.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the First Amendment, including the amended and restated Credit Agreement attached thereto, which is filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the three months ended March 31, 2020.

On August 3, 2020, we entered into the Second Amendment to the Credit Agreement (the "Second Amendment") with FMC Lithium USA Corp., the Guarantors, the Lenders and the Agent. The Second Amendment amended the Credit Agreement, as previously amended by the First Amendment, to replace our maximum total net leverage ratio of 6.0 for the fiscal quarters ending September 30, 2020 and December 31, 2020 with a maximum first lien leverage ratio (as defined in the Credit Agreement) of 3.5. The maximum first lien leverage ratio of 3.5 will continue to apply for the fiscal quarter ended March 31, 2021 and for each fiscal quarter thereafter. The first lien leverage ratio as of any date is the ratio of financial covenant debt as of such date secured by a lien on any asset or property of Livent or its restricted subsidiaries on a pari passu or senior basis with the loans and commitments under the Credit Agreement, minus unrestricted cash and cash equivalents on our balance sheet as of such date, to Earnings Before Interest, Taxes, Depreciation and Amortization, as defined in the Credit Agreement, for the last four fiscal quarters ending on or before such date.
The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment and the Credit Agreement, which Second Amendment is filed as Exhibit 10.2 to our Quarterly Report on Form 10-Q for the three months ended June 30, 2020.
Covenants
The Credit Agreement contains certain affirmative and negative covenants that are binding on the Borrowers and their subsidiaries, including, among others, restrictions (subject to exceptions and qualifications) on the ability of the Borrowers and their subsidiaries to create liens, to undertake fundamental changes, to incur debt, to sell or dispose of assets, to make investments, to make restricted payments such as dividends, distributions or equity repurchases, to change the nature of their businesses, to enter into transactions with affiliates and to enter into certain burdensome agreements. Furthermore, the Borrowers are subject to financial covenants regarding leverage (measured as the ratio of debt to adjusted earnings) and interest coverage (measured as the ratio of adjusted earnings to interest expense). Our maximum allowable first lien leverage ratio is 3.5 as of December 31, 2020. Our minimum allowable interest coverage ratio is 3.5. We were in compliance with all requirements of the covenants at December 31, 2020.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 11: Stock-based Compensation
Livent Corporation Incentive Compensation and Stock Plan
As of December 31, 2020, the total shares of Livent common stock authorized for issuance under the Livent Corporation Incentive Compensation and Stock Plan (the "Livent Plan") is 6,290,000 shares. Effective January 8, 2021, Livent registered an additional 4,393,837 shares of Livent common stock which were authorized for issuance pursuant to the evergreen provision under the Livent Plan. The Livent Plan provides for the grant of a variety of cash and equity awards to officers, directors, employees and consultants, including stock options, restricted stock, restricted stock units (including performance units), stock appreciation rights, and management incentive awards. The Compensation and Organization Committee of the Livent Board of Directors (the “Livent Committee”) has the authority to amend the Livent Plan at any time, approve financial targets, award grants, establish performance objectives and conditions and the times and conditions for payment of awards.
Stock options granted under the Livent Plan may be incentive or non-qualified stock options. The exercise price for stock options may not be less than the fair market value of the stock at the date of grant. Awards granted under the Livent Plan vest or become exercisable or payable at the time designated by the Livent Committee. The options granted in 2020 will vest on the third anniversary of the date of grant, subject generally to continued employment, and cost is recognized over the vesting period. Incentive and non-qualified options granted under the Livent Plan expire not later than 10 years from the grant date.
Under the Livent Plan, awards of restricted stock units ("RSUs") vest over periods designated by the Livent Committee. The RSUs granted in 2020 to employees vest on the same schedule as the stock options granted in 2020. The RSUs granted to non-employee directors in 2020 vest at the Company's next annual meeting of stockholders following the grant date. Compensation cost is recognized over the vesting periods based on the market value of Livent common stock on the grant date of the award.
Conversion of FMC Corporation Incentive Compensation and Stock Plan ("FMC Plan") Awards
FMC has a share-based compensation plan, in which Lithium Business employees were eligible to participate prior to the IPO. Effective March 1, 2019 (the "Distribution Date") each outstanding FMC equity award pursuant to the FMC Plan held by a Lithium Business employee was converted into a Livent equity award ("Converted Award") pursuant to the Livent Plan. The number of Livent shares subject to each Converted Award (and in the case of stock options, the exercise price of the award) was adjusted to preserve the aggregate intrinsic value of the original FMC Plan award as measured before and after the conversion, subject to rounding. Each such Converted Award remains subject to the same terms and conditions (including vesting and payment schedules) as were applicable immediately prior to the above described conversion, except that the Converted Awards held by Lithium Business employees are not subject to any performance-based vesting conditions. Additionally, each outstanding award of FMC RSUs held by FMC employees and issued prior to 2019 was converted into Adjusted FMC RSUs which will vest in both FMC and Livent common stock shares, subject to the same terms and conditions as were applicable immediately prior to the conversion.
Stock Compensation
We recognized the following stock compensation expense for awards under the Livent Plan:

	Year Ended December 31,
(in Millions)	2020	2019	2018
Stock Option Expense, net of taxes of $0.2, $0.4 and less than $0.1	$1.1	$1.7	$0.2
Restricted Stock Expense, net of taxes of $0.5, $0.8 and $0.1	2.6	2.8	0.2
Total Stock Compensation Expense, net of taxes of $0.7, $1.2 and $0.1 (1)	$3.7	$4.5	$0.4
____________________
1.Gross stock compensation charges of $4.1 million, $0.2 million and $0.1 million were recorded to "Selling, general and administrative expenses", "Restructuring and other charges", and "Separation-related costs", respectively, in our consolidated and combined statements of operations for the year ended December 31, 2020. Gross stock compensation charges of $4.3 million, $1.2 million and $0.2 million were recorded to "Selling, general and administrative expenses", "Restructuring and other charges", and "Separation-related costs", respectively, in our consolidated and combined statements of operations for the year ended December 31, 2019. For the year ended December 31, 2018, this expense is classified as "Selling, general and administrative expenses" in our consolidated and combined statements of operations. After the Separation, an additional $0.4 million of stock compensation expense, not included in the table above, was recorded net of taxes of $0.1 million in the fourth quarter of 2018 related to awards held by Livent employees that were issued under the FMC Corporation Incentive Compensation and Stock Plan.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Stock Options
The grant date fair values of the stock options granted in the year ended December 31, 2020, were estimated using the Black-Scholes option valuation model, the key assumptions for which are listed in the table below. The expected volatility assumption is based on the historical volatility of a group of twelve of our publicly traded peers that operate in the specialty chemical sector and five companies that have recently been spun off from larger publicly traded companies. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free interest rate is based on U.S. Treasury securities with terms equal to the expected timing of stock option exercises as of the grant date. The dividend yield assumption reflects anticipated dividends on Livent's common stock. Livent stock options granted in 2020 cliff vest on the third anniversary following the grant date and expire ten years from the date of grant.
The following table contains Black Scholes valuation assumptions for stock option granted for the years ended December 31, 2020, 2019 and 2018:

	2020	2019	2018
Expected dividend yield	—%	—%	—%
Expected volatility	20.2% - 20.7%	20.1% - 21.0%	21.7%
Expected life (in years)	6.5	6.5	6.75
Risk-free interest rate	1.20% - 1.73%	1.86% - 2.55%	3.11%
The weighted-average grant date fair value of options granted during the years ended December 31, 2020, 2019 and 2018 was $2.29 per share, $3.26 and $5.23 per share, respectively.
The following table shows stock option activity, for the year ended December 31, 2020:

	Number of Options Granted But Not Exercised	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price Per Share	Aggregate Intrinsic Value (in Millions)
Outstanding December 31, 2019	1,638,161	6.4 years	$12.38	$0.5
Granted	309,330		$9.69
Exercised	(169,273)		$7.23	$0.4
Forfeited	(23,724)		$14.84
Cancelled	(29,000)		$9.62
Outstanding December 31, 2020	1,725,494	6.2 years	$12.45	$11.0
Exercisable at December 31, 2020	560,366	4.5 years	$8.60	$5.7
As of December 31, 2020, we had total remaining unrecognized compensation cost related to unvested stock options of $1.7 million which will be amortized over the weighted-average remaining requisite service period of approximately 1.9 years. No stock options were exercised during the years ended December 31, 2019 and 2018.
Restricted Stock Unit Awards
The grant date fair value of RSUs under the Livent Plan is based on the market price per share of Livent's common stock on the date of grant, and the related compensation cost is amortized to expense on a straight-line basis over the vesting period during which the employees perform related services, which for the RSUs granted in 2020 is cliff vesting on the third anniversary following the grant date.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

The following table shows RSU activity for the year ended December 31, 2020:

	Restricted Stock Units
	Number of awards	Weighted-Average Grant Date Fair Value
Nonvested December 31, 2019	631,991	$12.62
Granted	249,205	$7.31
Vested	(178,979)	$10.27
Forfeited	(15,211)	$12.01
Nonvested December 31, 2020	687,006	$11.50
The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2020, 2019 and 2018 was $7.31 per share, $11.50 per share and $16.94 per share, respectively. The intrinsic value of RSUs vested during the years ended December 31, 2020 and 2019 was $1.6 million and $0.7 million, respectively. The total fair value of RSUs vested during the years ended December 31, 2020 and 2019 was $1.7 million and $0.7 million, respectively. No RSUs vested during 2018.
As of December 31, 2020, there was total remaining unrecognized compensation cost related to unvested RSUs of $2.6 million which will be amortized over the weighted-average remaining requisite service period of approximately 1.6 years

FMC Corporation Incentive Compensation and Stock Plan ("FMC Plan")
FMC has a share-based compensation plan, in which Lithium Business employees were eligible to participate prior to the IPO. Prior to the IPO, the Lithium Business was allocated an apportioned amount of stock-based compensation expenses related to these awards based on the awards and terms previously granted to its employees as well as an allocation of FMC’s corporate employee expenses. The consolidated and combined financial statements include share-based compensation expense associated with our employees and FMC's costs that have been allocated to us based on awards and terms previously granted. The grant-date fair value of these awards is expensed over the vesting period during which employees perform related services. For the years ended December 31, 2019 and 2018, share-based compensation expense associated with the FMC Plan of $0.4 million and $2.7 million was included in the consolidated and combined financial statement, respectively.
Treatment of Outstanding Equity Awards pursuant to the FMC Plan - Effective March 1, 2019 (the "Distribution Date") each outstanding FMC equity award pursuant to the FMC Plan held by a Lithium Business employee was converted into a Livent equity award ("Converted Award") pursuant to the Livent Plan. The number of Livent shares subject to each Converted Award (and in the case of stock options, the exercise price of the award) was adjusted to preserve the aggregate intrinsic value of the original FMC Plan award as measured before and after the conversion, subject to rounding. Each such Converted Award will remain subject to the same terms and conditions (including vesting and payment schedules) as were applicable immediately prior to the above described conversion, except that the Converted Awards held by Lithium Business employees will not be subject to any performance-based vesting conditions. Additionally, each outstanding award of FMC RSUs held by FMC employees and issued prior to 2019 was converted into Adjusted FMC RSUs which will vest in both FMC and Livent common stock shares, subject to the same terms and conditions as were applicable immediately prior to the conversion.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 12: Equity
For the period from December 31, 2017 to December 31, 2020, the Company had 2 billion shares of common stock authorized. The following table reflects the changes in Livent's common shares issued and outstanding for each period presented:

	Issued	Treasury	Outstanding
Balance at December 31, 2017	—	—	—
Issued to FMC - transfer of Lithium Business assets	123,000,000	—	123,000,000
Initial public offering	20,000,000	—	20,000,000
Over-allotment Option Exercise	3,000,000	—	3,000,000
Balance at December 31, 2018	146,000,000	—	146,000,000
Adjusted FMC RSU awards (1)	5,092	—	5,092
Livent RSU awards	80,604	—	80,604
Purchases of treasury stock - deferred compensation plan	—	(104,012)	(104,012)
Balance at December 31, 2019	146,085,696	(104,012)	145,981,684
Adjusted FMC RSU awards (1)	131,648	—	131,648
Livent RSU awards	124,513	—	124,513
Livent stock option awards	119,392	—	119,392
Net sales of treasury stock - deferred compensation plan	—	4,744	4,744
Balance at December 31, 2020	146,461,249	(99,268)	146,361,981
________________
1.See Note 11 for more information on Adjusted FMC RSU awards held by FMC employees.

Accumulated other comprehensive loss
Summarized below is the roll forward of accumulated other comprehensive loss, net of tax.

(in Millions)	Foreign currency adjustments	Derivative Instruments (1)	Total
Accumulated other comprehensive loss, net of tax at December 31, 2017	$(45.6)	$—	$(45.6)
Other comprehensive loss before reclassifications	(2.4)	(1.2)	(3.6)
Accumulated other comprehensive loss, net of tax at December 31, 2018	$(48.0)	$(1.2)	$(49.2)
Other comprehensive income before reclassifications	(0.3)	—	(0.3)
Amounts reclassified from accumulated other comprehensive loss	—	1.2	1.2
Accumulated other comprehensive loss, net of tax at December 31, 2019	$(48.3)	$—	$(48.3)
Other comprehensive income before reclassifications	3.9	—	3.9
Accumulated other comprehensive loss, net of tax at December 31, 2020	$(44.4)	$—	$(44.4)
______________
1.See Note 14 for more information.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Reclassifications of accumulated other comprehensive loss

The table below provides details about the reclassifications from accumulated other comprehensive loss and the affected line items in the consolidated and combined statements of income for each of the periods presented.

Details about Accumulated Other Comprehensive Loss Components	Amounts Reclassified from Accumulated Other Comprehensive Loss (1)	Affected Line Item in the Consolidated and Combined Statements of Income
(in Millions)	Year ended December 31, 2019
Derivative instruments
Foreign currency contracts	$1.3	Costs of sales
Total before tax	1.3
	(0.1)	Provision for income taxes
Amount included in net income	$1.2
Total reclassifications for the period	$1.2	Amount included in net income
____________________
1.Amounts in parentheses indicate charges to the consolidated and combined statements of income. No amounts were reclassified for the years ended December 31, 2020 and 2018.

Dividends
For the years ended December 31, 2020, 2019 and 2018, we paid no dividends. We do not expect to pay any dividends in the foreseeable future.

Note 13: (Loss)/Earnings Per Share
(Loss)/earnings per common share ("EPS") is computed by dividing net (loss)/income by the weighted average number of common shares outstanding during the period on a basic and diluted basis.
Our potentially dilutive securities include potential common shares related to our stock options and restricted stock units granted in connection with the IPO. See Note 11 for further information regarding the IPO Awards. Diluted (loss)/earnings per share (“Diluted EPS”) considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Diluted EPS excludes the impact of potential common shares related to our stock options in periods in which the option exercise price is greater than the average market price of our common stock for the period. We use the if-converted method when calculating the potential dilutive effect of our 2025 Notes, if any.
The weighted average common shares outstanding for both basic and diluted (loss)/earnings per share for periods prior to the Separation date was calculated, in accordance with ASC 260, Earnings Per Share (ASC 260), using 123 million shares of common stock outstanding, which reflects the number of shares held by FMC prior to the IPO.
In connection with our IPO, we issued 20 million shares of our common stock to the public at a public offering price of $17.00 per share. The IPO closed on October 15, 2018. On November 13, 2018 the Company closed on the sale of an additional 3 million shares of its common stock pursuant to the exercise of the over-allotment option. In accordance with ASC 260, the 23 million shares issued in connection with the IPO and Over-allotment Option Exercise will be included in earnings per share calculations for periods subsequent to the closing of the IPO and Over-allotment Option Exercise and are not included in the earning per share calculations for periods prior to the closing of the IPO and Over-allotment Option Exercise.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

(Loss)/earnings applicable to common stock and common stock shares used in the calculation of basic and diluted (loss)/earnings per share are as follows:

(in Millions, Except Per Share Data)	Year Ended December 31,
	2020 (1)	2019	2018
Numerator:
Net (loss)/income	$(16.3)	$50.2	$126.6

Denominator:
Weighted average common shares outstanding - basic	146.2	146.0	127.7
Dilutive share equivalents from share-based plans (2)	—	0.4	—
Weighted average common shares outstanding - diluted	146.2	146.4	127.7

Basic (loss)/earnings per common share:
Net (loss)/income per weighted average share - basic	$(0.11)	$0.34	$0.99
Diluted (loss)/earnings per common share:
Net (loss)/income per weighted average share - diluted	$(0.11)	$0.34	$0.99
_______________________________
1.As adjusted for the adoption of ASU 2020-06 using the full retrospective method.
2.For the year ended December 31, 2020, weighted average dilutive share equivalents associated with the 2025 Notes of 15.1 million were excluded from the diluted shares outstanding calculation because the result would have been antidilutive. The issuance of the 2025 Notes is further discussed in Note 10. Dilutive share equivalents related to outstanding RSU awards for 2018 were less than 0.1 million.
Anti-dilutive stock options
For the years ended December 31, 2020, 2019 and 2018, options to purchase 1,684,731 shares of our common stock at an average exercise price of $13.13 per share, 1,127,253 shares of our common stock at an average exercise price of $14.43 per share and 716,256 shares of our common stock at an average exercise price of $16.99 per share, respectively, were anti-dilutive and not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common stock for the full year.
Additional dilution - the FMC Plan
FMC has a share-based compensation plan, in which Lithium Business employees were eligible to participate prior to the IPO. Effective March 1, 2019 (the "Distribution Date"), each outstanding FMC equity award pursuant to the FMC Plan held by a Lithium Business employee was converted into a Livent equity award ("Converted Award") pursuant to the Livent Plan. The number of Livent shares subject to each Converted Award (and in the case of stock options, the exercise price of the award) was adjusted to preserve the aggregate intrinsic value of the original FMC Plan award as measured before and after the conversion, subject to rounding. Additionally, each outstanding award of FMC RSUs held by FMC employees and issued prior to 2019 was converted into Adjusted FMC RSUs which will vest in both FMC and Livent common stock shares, subject to the same terms and conditions as were applicable immediately prior to the conversion. See Note 11 for more information on the FMC Plan. There were 0.4 million and 0.3 million incremental shares related to the Converted Awards and Adjusted FMC RSUs that were included for diluted (loss)/earnings per share for the year ended December 31, 2020 and 2019, respectively.

Note 14: Financial Instruments, Risk Management and Fair Value Measurements
Our financial instruments include cash and cash equivalents, trade receivables, other current assets, investments held in trust fund, accounts payable, and amounts included in accruals meeting the definition of financial instruments. Investments in the Livent NQSP deferred compensation plan trust fund are considered Level 1 investments based on readily available quoted prices in active markets for identical assets. The carrying value of cash and cash equivalents, trade receivables, other current assets, and accounts payable approximates their fair value and are considered Level 1 investments. Our other financial instruments include the following:

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Financial Instrument	Valuation Method

Foreign exchange forward contracts	Estimated amounts that would be received or paid to terminate the contracts at the reporting date based on current market prices for applicable currencies.
The estimated fair value of our foreign exchange forward contracts have been determined using standard pricing models which take into account the present value of expected future cash flows discounted to the balance sheet date. These standard pricing models utilize inputs derived from, or corroborated by, observable market data such as interest rate yield curves and currency and commodity spot and forward rates. In addition, we test a subset of our valuations against valuations received from the transaction's counterparty to validate the accuracy of our standard pricing models. Accordingly, the estimates presented may not be indicative of the amounts that we would realize in a market exchange at settlement date and do not represent potential gains or losses on these agreements.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The inputs used to measure fair value are classified into the following hierarchy:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 - Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.
Level 3 - Unobservable inputs for the asset or liability.
The estimated fair value and the carrying amount of debt was $267.6 million and $236.7 million, respectively, as of December 31, 2020. Our 2025 Notes are classified as Level 2 in the fair value hierarchy. The estimated fair value and the carrying amount of debt was $154.6 million as of December 31, 2019.
Use of Derivative Financial Instruments to Manage Risk
We mitigate certain financial exposures connected to currency risk through a program of risk management that includes the use of derivative financial instruments. We enter into foreign exchange forward contracts to reduce the effects of fluctuating foreign currency exchange rates.
We formally document all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes relating derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. We also assess both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If we determine that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, we discontinue hedge accounting with respect to that derivative prospectively.
Foreign Currency Exchange Risk Management
We conduct business in many foreign countries, exposing earnings, cash flows, and our financial position to foreign currency risks. The majority of these risks arise as a result of foreign currency transactions. The primary currencies for which we have exchange rate exposure are the Euro, the British pound, the Chinese yuan, the Argentine peso, and the Japanese yen. We currently do not hedge foreign currency risks associated with the Argentine peso due to the limited availability and the high cost of suitable derivative instruments. Our policy is to minimize exposure to adverse changes in currency exchange rates. This is accomplished through a controlled program of risk management that could include the use of foreign currency debt and forward foreign exchange contracts. We also use forward foreign exchange contracts to hedge firm and highly anticipated foreign currency cash flows, with an objective of balancing currency risk to provide adequate protection from significant fluctuations in the currency markets.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk
Our counterparties to derivative contracts are primarily major financial institutions. We limit the dollar amount of contracts entered into with any one financial institution and monitor counterparties’ credit ratings. We also enter into master netting agreements with each financial institution, where possible, which helps mitigate the credit risk associated with our financial instruments. While we may be exposed to credit losses due to the nonperformance of counterparties, we consider this risk remote.

Accounting for Derivative Instruments and Hedging Activities
Cash Flow Hedges
We recognize all derivatives on the balance sheet at fair value. On the date we enter into the derivative instrument, we generally designate the derivative as a hedge of the variability of cash flows to be received or paid related to a forecasted transaction (cash flow hedge). We record in Accumulated Other Comprehensive Income ("AOCI") changes in the fair value of derivatives that are designated as and meet all the required criteria for, a cash flow hedge. We then reclassify these amounts into earnings as the underlying hedged item affects earnings. In contrast we immediately record in earnings changes in the fair value of derivatives that are not designated as cash flow hedges. As of December 31, 2020 and 2019, we did not have any open derivative cash flow hedge contacts.
Derivatives Not Designated As Cash Flow Hedging Instruments
We hold certain forward contracts that have not been designated as cash flow hedging instruments for accounting purposes. Contracts used to hedge the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities are not designated as cash flow hedging instruments and changes in the fair value of these items are recorded in earnings.
We had open forward contracts not designated as cash flow hedging instruments for accounting purposes with various expiration dates to buy, sell or exchange foreign currencies with a U.S. dollar equivalent of approximately $36.9 million at December 31, 2020.
Fair Value of Derivative Instruments
The Company had no open derivative cash flow hedge contracts as of December 31, 2020 and 2019. The following tables summarize the gains or losses related to our cash flow hedges and derivatives not designated as cash flow hedging instruments. The Company had no open derivative cash flow hedge contracts as of December 31, 2020 and 2019.

Derivatives in Cash Flow Hedging Relationships

(in Millions)	Total Foreign Exchange Contracts
Accumulated other comprehensive loss, net of tax at December 31, 2018	$(1.2)
Reclassification of deferred hedging losses, net of tax (1)	1.2
Total derivative instrument impact on comprehensive income, net of tax	1.2
Accumulated other comprehensive loss, net of tax at December 31, 2019	$—
____________________
1.Amounts are included in “Cost of sales” on the consolidated and combined statements of income.

Derivatives Not Designated as Cash Flow Hedging Instruments

	Location of Gain or (Loss) Recognized in Income on Derivatives	Amount of Pre-tax Gain or (Loss) Recognized in Income on Derivatives (1)
		Year Ended December 31,
(in Millions)		2020	2019	2018
Foreign Exchange contracts	Cost of sales (2)	$(1.7)	$(1.2)	$(0.6)
Total		$(1.7)	$(1.2)	$(0.6)
____________________
1.Amounts in the columns represent the gain or loss on the derivative instrument offset by the gain or loss on the hedged item.
2.A loss of $0.1 million, gain of $0.1 million, and gain of $0.2 million related to intercompany loan hedges is included in Restructuring and other charges in the consolidated and combined statement of operations for the years ended December 31, 2020, 2019 and 2018, respectively.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Fair-Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are defined as buyers or sellers in the principle or most advantageous market for the asset or liability that are independent of the reporting entity, knowledgeable and able and willing to transact for the asset or liability.

Fair-Value Hierarchy
We have categorized our assets and liabilities that are recorded at fair value, based on the priority of the inputs to the valuation technique, into a three-level fair-value hierarchy. The fair-value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets and liabilities fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair-value measurement of the instrument.

Recurring Fair Value Measurements
The following tables present our fair-value hierarchy for those assets and liabilities measured at fair-value on a recurring basis in our consolidated balance sheets as of December 31, 2020 and 2019.

(in Millions)	December 31, 2020	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investments in deferred compensation plan (1)	$2.6	$2.6	$—	$—
Total Assets	$2.6	$2.6	$—	$—

Liabilities
Deferred compensation plan obligation (2)	$4.5	$4.5	$—	$—
Total Liabilities	$4.5	$4.5	$—	$—

(in Millions)	December 31, 2019	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investments in deferred compensation plan(1)	$1.6	$1.6	$—	$—
Total Assets	$1.6	$1.6	$—	$—

Liabilities
Deferred compensation plan obligation (2)	$2.5	$2.5	$—	$—
Total Liabilities	$2.5	$2.5	$—	$—
____________________
1.Balance is included in “Other assets” in the consolidated balance sheets. Livent NQSP investments in Livent common stock are recorded as "Treasury stock" in the consolidated balance sheets and carried at historical cost. A mark-to-market loss of $1.0 million and $0.1 million related to the Livent common stock was recorded in "Selling, general and administrative expense" in the consolidated and combined statements of operations for the years ended December 31, 2020 and December 31, 2019, respectively, with a corresponding offset to the deferred compensation plan obligation in the consolidated balance sheets.
2.Balance is included in “Other long-term liabilities” in the consolidated balance sheets.
3.See the Fair Value of Derivative Instruments table within this Note for classifications on our consolidated balance sheets.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

Note 15: Commitments and Contingencies
Commitments
Leases
All of our leases are operating leases as of December 31, 2020. We have operating leases for corporate offices, manufacturing facilities, and land. Our leases have remaining lease terms of 2 years to 15 years. Quantitative disclosures about our leases under ASC 842 for the years ended December 31, 2020 and 2019 are summarized in the table below.

	Year ended December 31,
(in Millions)	2020	2019
Lease Cost
Operating lease cost (1)	$2.2	$2.2
Short-term lease cost	0.5	—
Variable lease cost (1)	0.2	0.2
Sublease income	—	(0.3)
Total lease cost (1)	$2.9	$2.1
Other information
Cash paid for amounts included in the measurement of lease liabilities:
Cash paid for operating leases	$2.1	$1.6
____________________________
1.Lease expense is classified as "Selling, general and administrative expenses" in our consolidated and combined statements of operations.

Under ASC 840, the Company's operating lease rent expense was $1.5 million for the year ended December 31, 2018. As of December 31, 2020, our operating leases had a weighted average remaining lease term of 11.7 years and a weighted average discount rate of 4.4%.

The table below presents a maturity analysis of our operating lease liabilities for each of the next five years and a total of the amounts for the remaining years.

(in Millions)	Undiscounted cash flows
2021	$2.0
2022	2.0
2023	1.8
2024	1.8
2025	1.8
Thereafter	11.2
Total future minimum lease payments	20.6
Less: Imputed interest	(4.4)
Total	$16.2
Contingencies
We are a party to various legal proceedings, including those noted in this section. Livent records reserves for estimated losses from contingencies when information available indicates that a loss is probable and the amount of the loss, or range of loss, can be reasonably estimated. As additional information becomes available, management adjusts its assessments and estimates. Legal costs are expensed as incurred.
In addition to the legal proceedings noted below, we have certain contingent liabilities arising in the ordinary course of business. Some of these contingencies are known but are so preliminary that the merits cannot be determined, or if more advanced, are not deemed material based on current knowledge; and some are unknown - for example, claims with respect to which we have no notice or claims which may arise in the future from products sold, guarantees or warranties made, or

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

indemnities provided. Therefore, we are unable to develop a reasonable estimate of our potential exposure of loss for these contingencies, either individually or in the aggregate, at this time. There can be no assurance that the outcome of these contingencies will be favorable, and adverse results in certain of these contingencies could have a material adverse effect on the consolidated financial position, results of operations in any one reporting period, or liquidity.
IPO Securities Litigation
Beginning on May 13, 2019, purported stockholders of the Company filed putative class action complaints in the Pennsylvania Court of Common Pleas, Philadelphia County, and in the U.S. District Court for the Eastern District of Pennsylvania, in connection with the Company’s October 2018 IPO. On August 20, 2019, the actions then pending in federal court were consolidated under the caption, Nikolov v. Livent Corp., et al., No. 19-cv-02218. In an order entered on September 23, 2019, the actions then pending in state court were consolidated under the caption, In re Livent Corporation Securities Litigation, No. 2019-0501229. The operative complaints in both the state and federal actions assert claims against the Company and certain of its current and former executives and directors in connection with the Company’s October 2018 IPO. The actions also name as defendants the underwriters in the IPO and FMC Corporation, whom the Company is generally obligated to indemnify. The complaints allege generally that the offering documents for the IPO failed to adequately disclose certain information related to the Company’s business and prospects, in purported violation of Sections 11, 12(a)(2), and/or 15 of the Securities Act. The complaints seek unspecified damages and other relief on behalf of all persons and entities who purchased or otherwise acquired Livent common stock pursuant and/or traceable to the IPO offering documents. On October 11, 2019, defendants moved to dismiss the state action in its entirety, and on November 18, 2019, defendants moved to dismiss the federal action in its entirety. On June 29, 2020, the state court denied the motion to dismiss the state action, while on July 2, 2020, the federal court granted the motion to dismiss the federal action in its entirety. On July 7, 2020, in light of the federal court’s decision, defendants filed a motion for reconsideration of the state court’s denial of the motion to dismiss the state action. On July 29, 2020, defendants filed a motion seeking permission to appeal the state court’s order denying defendant’s motion to dismiss. On July 31, 2020, plaintiffs in the federal action filed a notice of appeal.
On October 27, 2020, defendants entered into a stipulation of settlement with the state court plaintiffs to pay $7.4 million to resolve all claims related to the IPO. On October 29, 2020, the state court plaintiffs filed a motion seeking preliminary approval of the settlement. Preliminary approval was granted on December 22, 2020 and the final approval court hearing is scheduled for April 15, 2021. If approved, the settlement would resolve all pending litigation relating to the IPO, including the claims in both the state and federal actions. All deadlines in the state and federal actions are currently stayed in light of the settlement.
As of December 31, 2020, the Company has accrued a net loss contingency of $2.0 million, consisting of a $7.4 million settlement accrued liability offset by a $5.4 million insurance reimbursement receivable, in connection with the pending settlement.
Nemaska arrangement
In October 2016, we entered into a long-term supply agreement (the “Agreement”) with Nemaska Lithium Shawinigan Transformation Inc. (“Nemaska”), a subsidiary of Nemaska Lithium Inc. based in Quebec, Canada. Pursuant to the Agreement, Nemaska was to provide lithium carbonate to us. Due to significant delays, Nemaska reported that it was not in a position to start delivering lithium carbonate according to the schedule in the Agreement. To enforce our right to supply under the Agreement, in July 2018, we filed for arbitration before the International Chamber of Commerce (in accordance with the Agreement’s terms).
On December 22, 2019, Nemaska, Nemaska Lithium Inc. and certain affiliates filed for creditor protection in Canada under the Companies’ Creditors Arrangement Act (the "CCAA") in the Superior Court of Québec (the “CCAA Court”). By order of the CCAA Court, the arbitration was stayed until further order of the CCAA Court. Nemaska did not assert any counterclaims against us in the context of the arbitration, nor any claim before the CCAA Court or otherwise, and we were not aware of any basis for Nemaska to assert any claims against us.
On May 29, 2020, we filed an application (the “Application”) with the CCAA Court to obtain remittance of US $20 million held in escrow by a third party for the benefit of Livent (the “Escrow Funds”), composed of: (i) US $10 million corresponding to the reimbursement of a payment made by Livent under the Agreement and (ii) US $10 million corresponding to a termination penalty under the Agreement. On the same day, we also filed an appeal of a Notice of Disallowance, filed by the Monitor in the CCAA Court, which had partially disallowed our previously filed proofs of claim against Nemaska and Nemaska Lithium Inc.
On June 22, 2020, we acknowledged the termination of the Agreement, withdrew our arbitration claims with prejudice, and requested the remittance of the Escrow Funds.

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

On August 24, 2020, Nemaska Lithium Inc. announced that it had accepted a sale proposal structured as a credit bid under the CCAA from a group made up of Orion Mine Finance, Investissement Quebec and The Pallinghurst Group (The Pallinghurst Group acting through a new entity named Quebec Lithium Partners; the "Nemaska Transaction"). In connection with the consummation of the Nemaska Transaction, Livent agreed to settle its claims against Nemaska Lithium Inc. and agreed to withdraw its Application before the CCAA Court in exchange for payment of an agreed upon portion of the Escrow Funds (subject to the final determination of any appeals).
On October 15, 2020, the Nemaska Transaction was approved by the CCAA Court pursuant to an approval and vesting order. Appeals of this order were filed with the Quebec Court of Appeals by two creditors of Nemaska, and were subsequently dismissed. These creditors have sought leave to appeal to the Supreme Court of Canada and judgment is pending.
Livent has entered into agreements with The Pallinghurst Group relating to Quebec Lithium Partners (a joint venture owned equally by The Pallinghurst Group and Livent) and the conduct of certain business operations previously conducted by Nemaska Lithium Inc.
Argentine Customs Authority
On July 31, 2020, we received notice from the Argentine Customs Authority that it was conducting an audit of Minera del Altiplano SA, our subsidiary in Argentina (“MdA”). The audit relates to the export of Lithium Carbonate from Argentina for the period January 10, 2015 through December 31, 2017. Although this relates to a period of time when MdA was a subsidiary of FMC, the Company agreed to bear any possible liability for this matter under the terms of the Tax Matters Agreement that it entered into with FMC at the Separation Date. At this point, a range of reasonably possible liabilities, if any, cannot be estimated by the Company.

Note 16: Supplemental Information

The following tables present details of prepaid and other current assets, other assets, accrued and other liabilities and other long-term liabilities as presented on the consolidated balance sheets:

(in Millions)	December 31,
	2020	2019
Prepaid and other current assets
Argentina government receivable (1)	$10.8	$7.8
Tax related items	15.7	14.1
Other receivables	8.6	9.9
Prepaid expenses	8.2	9.2
Bank Acceptance Drafts (2)	0.2	7.4
Other current assets (3)	12.8	3.4
Total	$56.3	$51.8

(in Millions)	December 31,
	2020	2019
Other assets
Argentina government receivable (1)	$55.8	$55.0
Advance to contract manufacturers (4)	16.3	15.9
Capitalized software, net	1.8	1.1
Prepayment associated with long-term supply agreement (5)	—	10.0
Tax related items (6)	2.7	3.6
Other long-term assets	11.8	5.9
Total	$88.4	$91.5
____________________

LIVENT CORPORATION
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS — (Continued)

1.We have various subsidiaries that conduct business within Argentina. At December 31, 2020 and 2019, $39.5 million and $38.0 million of outstanding receivables due from the Argentina government, which primarily represent export tax and export rebate receivables, were denominated in U.S. dollars. As with all outstanding receivable balances we continually review recoverability by analyzing historical experience, current collection trends and regional business and political factors among other factors.
2.Bank Acceptance Drafts are a common Chinese finance note used to settle trade transactions. Livent accepts these notes from Chinese customers based on criteria intended to ensure collectability and limit working capital usage.
3.December 31, 2020 includes a $5.4 million receivable for insurance reimbursement related to the IPO litigation settlement which was netted with the IPO litigation settlement accrual in "Restructuring and other" in the consolidated and combined statement of operations (See Note 7 and Note 15 for details).
4.We record deferred charges related to certain contract manufacturing agreements which we amortize over the term of the underlying contract.
5.See Note 15 for further discussion about Nemaska arrangement and long-term supply agreement settlement.
6.Represents an offsetting non-current deferred asset of $2.7 million relating to specific uncertain tax positions and other tax related items. See footnote (1) of the reconciliation table of the beginning and ending amount of unrecognized tax benefits within Note 9 for more information.

(in Millions)	December 31,
	2020	2019
Accrued and other current liabilities
Restructuring reserves	$3.2	$3.3
Severance	2.5	—
Retirement liability - 401K	2.6	2.7
Accrued payroll	12.5	6.7
Environmental reserves, current	0.6	0.5
Other accrued and other current liabilities(1)	15.3	23.2
Total	$36.7	$36.4

(in Millions)	December 31,
	2020	2019
Other long-term liabilities
Asset retirement obligations	$0.3	$0.2
Contingencies related to uncertain tax positions (2)	3.4	4.1
Deferred compensation plan obligation	4.5	2.5
Self insurance reserves	1.5	1.9
Accrued investment in unconsolidated affiliate	6.2	—
Other long-term liabilities	1.3	1.3
Total	$17.2	$10.0
____________________
1.December 31, 2020 includes a $7.4 million settlement accrual related to IPO litigation. See Note 15 for details about IPO litigation settlement. 2020 and 2019 amounts include accrued capital expenditures related to our expansion projects.
2.At December 31, 2020, we have recorded a liability for uncertain tax positions of $3.0 million and a $0.4 million indemnification liability to FMC for assets where the offsetting uncertain tax position is with FMC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors Livent Corporation:

Opinion on the Consolidated and Combined Financial Statements
We have audited the accompanying consolidated balance sheets of Livent Corporation and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated and combined statements of operations, comprehensive income, equity, and cash flows for each of the years in the three year period ended December 31, 2020, and the related notes (collectively, the consolidated and combined financial statements). In our opinion, the consolidated and combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 26, 2021 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Changes in Accounting Principles
As discussed in Notes 2 and 3 to the consolidated and combined financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standard Boards’s Accounting Standards Codification (ASC) Topic 842, Leases. As discussed in Note 3 to the consolidated and combined financial statements the Company changed its method of accounting for convertible debt as of January 1, 2021 due to the adoption of Accounting Standards Update (ASU) No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity.
Basis for Opinion
These consolidated and combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated and combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated and combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated and combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated and combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated and combined financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated and combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated and combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Assessment of uncertain tax positions
As discussed in Note 9 to the consolidated and combined financial statements, the Company has recorded unrecognized tax benefits of $2.7 million as of December 31, 2020. This balance primarily relates to tax positions from periods prior to the Company’s initial public offering in 2018 and for which the Company is indemnified for by its former parent, FMC Corporation.

We identified the assessment of the Company’s unrecognized tax benefits, other than those that are indemnified by the Company’s former parent, as a critical audit matter. This is due to the complex auditor judgment that was required in evaluating the Company’s interpretation of tax laws in the international jurisdictions in which the Company operates, its intercompany charges and cross-jurisdictional transfer pricing (collectively “intercompany pricing”) policies, and its estimate of the ultimate resolution of the tax positions.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the critical audit matter. This included certain controls related to the interpretation of tax law and related to intercompany pricing policies. We also tested certain controls related to the application of tax law and intercompany pricing policies in the liability estimation process. Since tax laws, as well as intercompany pricing, are complex and often subject to interpretation, we involved tax and transfer pricing professionals with specialized skills and knowledge, who assisted in:

–evaluating the Company’s interpretation of tax law and the potential impact of intercompany pricing policies on the unrecognized tax benefits
–assessing intercompany pricing studies for compliance with applicable laws and regulations
–assessing the reliability of the data used in the intercompany pricing studies
–inspecting settlement documents with applicable taxing authorities, and assessing the expiration of statutes of limitations
–assessing the amounts recognized in the financial statements to check that they are consistent with the amounts determined for the related uncertain tax positions.

In addition, we evaluated the Company’s ability to accurately estimate its unrecognized tax benefits by comparing historical unrecognized tax benefits to actual results upon conclusion of tax examinations or expiration of the statute of limitations.

/s/ KPMG LLP
We have served as the Company’s auditor since 2017.
Philadelphia, Pennsylvania
February 26, 2021, except for Notes 2, 3, 9, 10 and 13 with respect to the effects of the Company’s change in accounting for convertible debt on January 1, 2021 due to the adoption of ASU No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity's Own Equity, as described in Note 3, as to which the date is June 9, 2021.